UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE PANTRY, INC.

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THE PANTRY, INC.

305 Gregson Drive

Cary, North Carolina 27511

February 4, 2015

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of The Pantry, Inc., a Delaware corporation (“The Pantry,” the “Company,” “we,” “our” or “us”), which we will hold at Springhill Inn and Suites, 1128 Ledsome Lane, Cary, North Carolina 27518, on March 10, 2015, at 10:00 am, local time.

At the special meeting, holders of our common stock, par value $0.01 per share (“Company common stock”), will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of December 18, 2014, by and among Couche-Tard U.S. Inc., a Delaware corporation (“Couche-Tard”), and a wholly owned subsidiary of Alimentation Couche-Tard Inc., CT-US Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Couche-Tard (“Merger Sub”), and the Company. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), and each share of Company common stock issued and outstanding at the effective time of the merger (other than shares (a) owned by the Company as treasury stock or owned by Couche-Tard, Merger Sub or any other direct or indirect wholly owned subsidiary of Couche-Tard or (b) held by a stockholder who has properly exercised and perfected such holder’s appraisal rights under Section 262 of the General Corporation Law of the State of Delaware) will be cancelled and converted into the right to receive $36.75 in cash, without interest.

The board of directors of the Company (the “board”) has unanimously approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and determined that it is advisable to and in the best interests of the Company and its stockholders to enter into the merger agreement. The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement and the merger. In addition, the board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

The enclosed proxy statement describes the merger agreement and the merger and provides specific information concerning the special meeting. In addition, you may obtain information about the Company from documents filed with the Securities and Exchange Commission (the “SEC”). We urge you to, and you should, read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of Company common stock vote in favor of the approval of the merger agreement and the merger. If you fail to vote on the approval of the merger agreement and the merger, the effect will be the same as a vote against the approval of the merger agreement and the merger.

While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares of Company common stock to be voted on the matters to be considered at the special meeting. If you desire your shares of Company common stock to be voted in accordance with the board’s recommendation on all proposals, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; sign and date the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of Company common stock in person if you subsequently choose to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend.

If you hold your shares of Company common stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of Company common stock. Without those instructions, your shares of Company common stock will not be voted, which will have the same effect as voting against the proposal to approve and adopt the merger agreement and the merger.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

Thank you for your continued support.

Sincerely,

Dennis G. Hatchell

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated February 4, 2015 and is first being mailed to stockholders on or about February 6, 2015.

THE PANTRY, INC.

305 Gregson Drive

Cary, North Carolina 27511

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of The Pantry, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of The Pantry, Inc., a Delaware corporation (“The Pantry,” the “Company,” “we,” “our” or “us”), will be held at Springhill Inn and Suites, 1128 Ledsome Lane, Cary, North Carolina 27518, at 10:00 am local time on March 10, 2015, to consider and vote upon the following proposals:

1.	to approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of December 18, 2014, by and among Couche-Tard U.S. Inc., a Delaware corporation (“Couche-Tard”), CT-US Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Couche-Tard (“Merger Sub”), and the Company and the merger of Merger Sub with and into the Company;

2.	to approve, on an advisory (non-binding) basis, the compensation that may become payable to the Company’s named executive officers in connection with the merger; and

3.	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

The Company will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the attached proxy statement for further information with respect to the business to be transacted at the special meeting.

The holders of record of our common stock, par value $0.01 per share (“Company common stock”), at the close of business on February 3, 2015, are entitled to notice of and to vote at the special meeting or at any adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person.

The board of directors of the Company (the “board”) has unanimously approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and determined that it is advisable to and in the best interests of the Company and its stockholders to enter into the merger agreement. The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement and the merger. In addition, the board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is important, regardless of the number of shares of Company common stock you own. The approval of the merger agreement and the merger by the affirmative vote of holders of a majority of the outstanding shares of Company common stock is a condition to the consummation of the merger. The advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, each requires the affirmative vote of holders of a majority of the shares of Company common stock present at the meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend.

You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger agreement and the merger, the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to vote or submit your proxy, the effect will be that your shares of Company common stock may not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval of the merger agreement and the merger, but will not affect the advisory vote to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, you may revoke your proxy by attending the meeting and voting in person.

By order of the Board of Directors,

Thomas D. Carney

Senior Vice President, General Counsel and Secretary

February 4, 2015

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SUMMARY

This Summary discusses the material information contained in this proxy statement, including with respect to the merger agreement and the merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary may not contain all of the information that may be important to you. We have included page references to direct you to a more complete description of the topics presented in this Summary.

The Companies (page 13)

The Pantry, Inc.

The Pantry, Inc. (“The Pantry,” the “Company,” “we,” “our” or “us”) is a Delaware corporation. The Pantry is a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. The Pantry’s stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers. As of December 25, 2014, the Company operated 1,511 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. See “The Companies—The Pantry, Inc.” on page 13.

Additional information about The Pantry is contained in its public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 63.

Couche-Tard U.S. Inc.

Couche-Tard U.S. Inc. is an existing indirect wholly owned subsidiary of Alimentation Couche-Tard Inc. Couche-Tard U.S. Inc. is the parent company of Circle K Stores Inc. and Mac’s Convenience Stores LLC, and therefore directly and indirectly holds substantially all of Alimentation Couche-Tard Inc.’s convenience store operating assets in the U.S. See “The Companies—Couche-Tard U.S. Inc.” on page 14.

CT-US Acquisition Corp.

CT-US Acquisition Corp. (“Merger Sub”) is a Delaware corporation and wholly owned subsidiary of Couche-Tard that was formed on December 17, 2014, solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. See “The Companies—CT-US Acquisition Corp.” on page 14.

The Merger Proposal (page 19)

You will be asked to consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 18, 2014, by and among the Company, Couche-Tard and Merger Sub (as it may be amended from time to time, the “merger agreement”) and the merger of Merger Sub with and into the Company (the “merger”). The merger agreement provides, among other things, that at the effective time of the merger (the “effective time”), Merger Sub will be merged with and into the Company, and each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company common stock”) other than shares (a) owned by the Company as treasury stock or owned by Couche-Tard, Merger Sub or any other direct or indirect wholly owned subsidiary of Couche-Tard or (b) held by a stockholder who has properly exercised and perfected such holder’s appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), will be converted automatically into the right to receive $36.75 in cash, without interest (the “merger consideration”).

As a result of the merger, the Company will become a wholly owned subsidiary of Couche-Tard.

The Special Meeting (page 14)

The special meeting will be held at Springhill Inn and Suites, 1128 Ledsome Lane, Cary, North Carolina 27518, on March 10, 2015, at 10:00 am local time.

Record Date and Quorum (page 15)

The holders of record of the Company common stock as of the close of business on February 3, 2015 are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the Company common stock issued and outstanding at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote for the Merger (page 15)

Each share of Company common stock outstanding at the close of business on the record date is entitled to one vote at the special meeting.

For the Company to complete the merger, stockholders holding a majority of the shares of Company common stock issued and outstanding at the close of business on the record date must vote “FOR” the proposal to approve and adopt the merger agreement and the merger. A failure to vote your shares of Company common stock or an abstention from voting for the proposal to approve and adopt the merger agreement and the merger will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger.

As of the record date, there were approximately 23,504,554 shares of Company common stock issued and outstanding.

Conditions to the Merger (page 52)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger agreement and the merger by the required vote of stockholders of the Company;

•	the non-occurrence of any law, injunction or other judgment in effect that prohibits or makes illegal the consummation of the merger; and

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

The respective obligations of Couche-Tard and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of the Company (generally subject to a material adverse effect qualification);

•	the Company’s performance of and compliance with its obligations and covenants under the merger agreement in all material respects;

•	the delivery of an executive officer’s certificate by the Company certifying that the conditions described in the two preceding bullet points have been satisfied; and

•	the non-occurrence of a material adverse effect on the Company.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of Couche-Tard and Merger Sub (subject to certain materiality qualifications);

•	Couche-Tard’s and Merger Sub’s performance of and compliance with their obligations and covenants under the merger agreement in all material respects; and

•	the delivery of an executive officer’s certificate by Couche-Tard certifying that the conditions described in the two preceding bullet points have been satisfied.

The consummation of the merger is not subject to any financing condition. See “Representations and Warranties of Couche-Tard and Merger Sub—Financing” on page 44.

When the Merger Becomes Effective (page 40)

We anticipate completing the merger in the first half of the 2015 calendar year, subject to the approval and adoption of the merger agreement and the merger by the Company’s stockholders as specified herein and the satisfaction of the other closing conditions.

Reasons for the Merger; Recommendation of the Company’s Board of Directors in Favor of the Merger (pages 22 and 24)

The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement and the merger. For a description of the reasons considered by the board in deciding to recommend approval and adoption of the merger agreement and the merger, see “The Merger (Proposal 1)—Reasons for the Merger.”

Opinion of the Company’s Financial Advisor (page 25)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), the Company’s financial advisor, delivered a written opinion, dated December 17, 2014, to the board as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received pursuant to the merger agreement by holders of Company common stock. The full text of BofA Merrill Lynch’s written opinion, dated December 17, 2014, is attached as Annex B to this proxy statement and sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken in rendering its opinion. BofA Merrill Lynch delivered its opinion to the board for the benefit and use of the board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion did not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any other matter.

Certain Effects of the Merger (page 19)

If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its property, rights, privileges, powers, franchises, debts, liabilities and duties continuing unaffected by the merger. Upon completion of the merger, each share of Company common stock, other than shares (a) owned by the Company as treasury stock or owned by Couche-Tard, Merger Sub or any other direct or indirect wholly owned subsidiary of Couche-Tard or (b) held by a stockholder who has properly exercised and perfected such holder’s appraisal rights under Section 262 of the DGCL, will be converted into the right to receive $36.75 in cash per share, without interest. Following completion of the merger, the Company common stock will no longer be publicly traded, and the Company’s existing stockholders will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards (page 41)

Options. Each option to purchase shares of Company common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested (to the extent not already vested) and be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (1) the excess, if any, of the merger consideration of $36.75 per share over the exercise price per share of that option multiplied by (2) the total number of shares of Company common stock subject to that option, less applicable tax withholdings. Each option that has an exercise price per share equal to or greater than the merger consideration of $36.75 per share will be cancelled without any payment of additional consideration.

Restricted Shares. Each award of Company common stock that is subject to vesting or other lapse restrictions that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested and be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the total number of shares subject to the award by (2) the merger consideration of $36.75 per share, less applicable tax withholdings. For any award that is subject to performance-based vesting and for which the applicable performance period is not complete as of the effective time, the number of shares of Company common stock subject to that award will be determined based on the greater of (x) the target number of shares of Company common stock subject to that award and (y) actual performance achieved during the twelve (12) month period ending on the last day of the fiscal month most recently completed on or prior to the effective time.

Restricted Stock Units. Each award of restricted stock units that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested and be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the total number of shares of Company common stock subject to that restricted stock unit award by (2) the merger consideration of $36.75 per share, less applicable tax withholdings.

Interests of the Company’s Directors and Executive Officers in the Merger (page 32)

In considering the recommendation of the board with respect to the merger agreement and the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. Interests of executive officers and directors that may be different from or in addition to the interests of the Company’s stockholders include:

•	The merger agreement provides for the acceleration of the vesting and cash-out of all Company stock options, Company restricted share awards and Company restricted stock units.

•	The merger agreement provides for the acceleration and vesting and payment of all performance-based cash awards.

•	The Company’s executive officers are parties to employment agreements or letter agreements with the Company that provide for severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger.

•	The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger.” The board was aware of the different or additional interests described herein and considered these interests along with other matters in approving and adopting the merger agreement and the merger.

Financing (page 32)

The Company and Couche-Tard estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $1.7 billion, including assumed debt. We understand that Couche-Tard intends to fund this amount through available cash, existing credit facilities and a new term loan.

Material U.S. Federal Income Tax Consequences of the Merger (page 37)

If you are a U.S. holder, the receipt of cash in exchange for shares of Company common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (page 39)

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. The Company and Couche-Tard filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on January 12, 2015. The FTC informed the Company and Couche-Tard that it opened an investigation of the transaction and has sought additional information from the Company and Couche-Tard, which each party is providing. In order to provide the FTC with additional time to review the proposed transaction in the initial phase, Couche-Tard has informed the FTC that it intends to voluntarily withdraw its Notification and Report Form on February 9, 2015. Couche-Tard will refile its Notification and Report Form on February 10, 2015, and the waiting period will be scheduled to expire on March 12, 2015, unless earlier terminated or extended.

On January 22, 2015, the Office of the Attorney General for the State of Florida, Antitrust Division (“Florida AG”), informed the Company that it had begun an investigation of the potential impact of the transaction on commerce within the State of Florida. In connection therewith, the Company is required to produce to the Florida AG the Company’s HSR filing and any other documents supplied to the FTC.

Litigation (page 39)

The Company is aware of two putative shareholder class actions that have been filed since announcement of the merger: Krystek v. The Pantry Inc., et al., No. 15-10575, filed January 22, 2015, and Sciabacucchi v. The Pantry Inc., et al., No. 15-10599, filed January 30, 2015 (the “complaints”). The complaints were filed in the Court of Chancery of the State of Delaware and name as defendants the Company, Couche-Tard, Merger Sub and the individual members of the Company’s board. The complaints allege, among other things, that the individual members of the board breached their fiduciary duties to the Company’s public stockholders by approving the merger, failing to take steps to maximize the value of the Company, and failing to disclose material information relating to the process leading up to the execution of the merger agreement. The complaints also allege that Couche-Tard and Merger Sub aided and abetted the alleged breaches of fiduciary duties. The complaints seek, among other things, an order enjoining the merger, compensatory damages, and an award of attorneys’ fees and costs.

The defendants believe that the claims asserted against them are without merit and intend to defend both shareholder actions vigorously.

Dissenters’ Rights (page 59)

Under Delaware law, holders of Company common stock who do not vote in favor of approval and adoption of the merger agreement and the merger will have the right to seek appraisal and receive the judicially determined

“fair value” of their shares of Company common stock in lieu of receiving the merger consideration if the merger closes, but only if they perfect their appraisal rights by precisely complying with the required procedures under Section 262 of the DGCL. This appraisal value could be more than, the same as or less than the merger consideration that would have otherwise been received for those shares.

Delisting and Deregistration of Company Common Stock (page 39)

If the merger is completed, the Company common stock will be delisted from the Nasdaq Global Select Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, the Company would no longer file periodic reports with the Securities and Exchange Commission (the “SEC”) on account of the Company common stock.

No Solicitation by the Company (page 48)

The merger agreement generally restricts the Company’s ability to solicit acquisition proposals from third parties, or participate in discussions or negotiations with third parties regarding any acquisition proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties making an unsolicited acquisition proposal that the board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or could reasonably be expected to result in a superior proposal (as defined below under “The Merger Agreement—Additional Covenants of the Parties—No Solicitation; Alternative Proposals”). Under certain circumstances, the Company is permitted to terminate the merger agreement prior to the approval and adoption of the merger agreement by the Company’s stockholders, in order to enter into an alternative transaction in response to an unsolicited acquisition proposal that constitutes a superior proposal, upon payment by the Company of a $39.5 million termination fee to Couche-Tard.

Termination (page 53)

The Company and Couche-Tard may terminate the merger agreement by mutual written consent at any time before the effective time. In addition, either the Company or Couche-Tard may terminate the merger agreement if:

•	the effective time has not occurred on or before December 18, 2015 (the “termination date”), so long as the party seeking to terminate has not undertaken any action or failed to fulfill any obligation under the merger agreement that has resulted in the failure of the effective time to occur on or before such date, if such action or failure to perform constituted a breach of the merger agreement;

•	a governmental entity has issued an injunction or similar order enjoining or otherwise prohibiting the consummation of the merger and the injunction has become final and non-appealable, so long as the party seeking to terminate has used the efforts required of it under the merger agreement to remove the injunction and so long as the party seeking to terminate did not breach any provision under the merger agreement, which breach resulted in the injunction or the failure of the injunction to be lifted; or

•	the required vote of the stockholders of the Company to approve and adopt the merger agreement and the merger is not obtained at the special meeting (including any adjournments or postponements).

The Company may also terminate the merger agreement:

•	in connection with entering into an alternative acquisition agreement related to a superior proposal (subject to the payment of a termination fee to Couche-Tard), as further described below under “The Merger Agreement—Termination”; or

•	if Couche-Tard or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in the merger agreement, such that the conditions to the Company’s obligations to complete the merger would not be satisfied, and such breach, if reasonably capable of being cured, is not cured, as further described below under “The Merger Agreement—Termination.”

Couche-Tard may also terminate the merger agreement:

•	in the event of a change of recommendation by the board or if the board approves or recommends a superior proposal;

•	in the event the Company enters into or publicly announces its intention to enter into an alternative acquisition agreement, as further described below under “The Merger Agreement—Termination”;

•	in the event the Company willfully or intentionally breaches or willfully or intentionally fails to perform in any material respect the non-solicitation provisions in the merger agreement, as further described below under “The Merger Agreement—Termination”;

•	in the event the board fails to reaffirm its recommendation of the merger agreement and the merger within ten business days after the date any acquisition proposal is first publicly disclosed;

•	in the event a person unaffiliated with Couche-Tard commences a tender offer or exchange offer relating to Company common stock and the Company does not send a statement reaffirming the board recommendation of the merger agreement and the merger to its stockholders within ten business days;

•	in the event the Company or the board publicly announces its intentions to perform any of the actions described in the five preceding bullet points; or

•	if the Company has breached any of its representations, warranties, covenants or agreements contained in the merger agreement, such that the conditions to Couche-Tard’s obligations to complete the merger would not be satisfied, and such breach, if reasonably capable of being cured, is not cured, as further described below under “The Merger Agreement—Termination.”

Termination Fee (page 54)

The Company is required to pay to Couche-Tard (or its designee) a termination fee of $39.5 million in the event that:

•	Couche-Tard terminates the merger agreement pursuant to the first six bullet points set forth in the list immediately above;

•	the Company terminates the merger agreement to enter into an alternative acquisition agreement related to a superior proposal; or

•	the merger agreement is terminated under specified conditions and within twelve (12) months after termination, the Company enters into a definitive agreement with respect to, or consummates, an alternative acquisition agreement, which results in a third party acquiring a majority of the voting power of the Company or a majority of the consolidated assets of the Company, or a transaction with a similar effect.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On December 18, 2014, the Company entered into a merger agreement providing for the merger of Merger Sub, a wholly owned subsidiary of Couche-Tard, with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Couche-Tard. You are receiving this proxy statement in connection with the solicitation of proxies by the board in favor of the proposal to approve and adopt the merger agreement and the merger and the other matters to be voted on at the special meeting.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Couche-Tard through the merger of Merger Sub with and into the Company pursuant to the merger agreement. As a result of the merger, following the effective time, the Company will become a wholly owned subsidiary of Couche-Tard, and you will no longer own shares in the Company, only the right to receive the merger consideration.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $36.75 in cash, without interest and less any applicable tax withholding, for each share of Company common stock that you own. For example, if you own 100 shares of Company common stock, you will be entitled to receive $3,675.00 in cash in exchange for your shares of Company common stock. You will not be entitled to receive shares in the surviving corporation or in Couche-Tard.

The merger consideration of $36.75 in cash per share represented a 22.8% premium to the Company’s unaffected 52-week high closing stock price for the period ended December 16, 2014, a 27.3% premium to the Company’s unaffected closing stock price on December 16, 2014 and a 90.9% premium to the Company’s unaffected 52-week average closing stock price for the period ended December 16, 2014.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at Springhill Inn and Suites, 1128 Ledsome Lane, Cary, North Carolina 27518 on March 10, 2015 at 10:00 am local time.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve and adopt the merger agreement and the merger;

•	to approve, on an advisory (non-binding) basis, the compensation that may be payable to the named executive officers of the Company in connection with the merger; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement and the merger.

Q:	What vote of the Company’s stockholders is required to approve the merger agreement and the merger?

A:

Stockholders holding a majority of the shares of Company common stock issued and outstanding at the close of business on the record date for the determination of stockholders entitled to vote at the special meeting must vote “FOR” the proposal to approve and adopt the merger agreement and the merger. A failure to vote your shares of Company common stock or an abstention from voting will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger.

As of February 3, 2015, the record date for the special meeting, there were 23,504,554 shares of Company common stock issued and outstanding.

Q:	How many shares are needed to constitute a quorum?

A:	A quorum will be present if holders of record of a majority of the shares of Company common stock issued and outstanding on the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of our stockholders is required to approve other matters to be discussed at the special meeting?

A:	The advisory (non-binding) proposal to approve the compensation that may be payable to the named executive officers of the Company in connection with the merger and the proposal regarding adjournment of the special meeting each requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q:	How does the board recommend that I vote?

A:	The board unanimously recommends that our stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the merger. The board also unanimously recommends that our stockholders vote “FOR” the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal regarding adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What are some of the effects the merger will have on the Company?

A:	The Company common stock is currently registered under the Exchange Act, and is traded on Nasdaq under the symbol “PTRY.” As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Couche-Tard. Following the consummation of the merger, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the Company common stock, in each case in accordance with applicable law, rules and regulations.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement and the merger are not approved by the Company’s stockholders, or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company, and shares of the Company common stock will continue to be listed and traded on Nasdaq. Under specified circumstances, the Company may be required to pay Couche-Tard a termination fee of $39.5 million. See “The Merger Agreement—Termination Fee.”

Q:	What will happen if stockholders do not approve the advisory proposal on executive compensation that may become payable to the Company’s named executive officers in connection with the merger?

A:	The approval of this proposal is not a condition to the completion of the merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Couche-Tard. If the merger agreement and the merger are approved by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of Company common stock?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, using the toll-free number listed on each proxy card; or

•	the Internet, at the address provided on each proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to approve and adopt the merger agreement and the merger, the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the proposal to approve and adopt the merger agreement and the merger.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at The Pantry, Inc., 305 Gregson Drive, Cary, North Carolina 27511, Attention: Corporate Secretary, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?

A:	The vote to approve and adopt the merger agreement and the merger is based on the total number of shares of Company common stock issued and outstanding on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and the merger.

Q:	Will my shares of Company common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares of Company common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of Company common stock you hold of record, any shares of

Company common stock so held will not be combined for voting purposes with shares of Company common stock you hold of record. Similarly, if you own shares of Company common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of Company common stock because they are held in a different form of record ownership. Shares of Company common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Company common stock held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of Company common stock before completion of the merger?

A:	If you transfer your shares of Company common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Company common stock through completion of the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. So, if you transfer your shares of Company common stock after the record date but before the closing of the merger, you will have transferred your right to receive the merger consideration in the merger, but you will have retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of Company common stock for the merger consideration. If your shares of Company common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificate is—how will I get the merger consideration for my shares?

A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a customary indemnity agreement to the Company in order to cover any potential loss.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of Company common stock?

A:	Yes. Under Delaware law, holders of Company common stock who do not vote in favor of the approval and adoption of the merger agreement and the merger will have the right to seek appraisal and receive the judicially determined “fair value” of their shares of Company common stock in lieu of receiving the merger consideration if the merger closes, but only if they perfect their appraisal rights by precisely complying with the required procedures under Section 262 of the DGCL. This appraisal value could be more than, the same as, or less than the merger consideration that would have otherwise been received for those shares.

To exercise appraisal rights under Delaware law, stockholders must submit a written demand for appraisal to the Company prior to the vote on the proposal to approve and adopt the merger agreement and the merger, must not vote in favor of the proposal to approve and adopt the merger agreement and the merger and must continue to hold the shares of Company common stock of record through the effective time of the merger. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The text of the Delaware appraisal rights statute, Section 262 of the DGCL, is reproduced in its entirety as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

Q:	Will I have to pay taxes on the merger consideration I receive?

A:	If you are a U.S. holder, the receipt of cash in exchange for shares of Company common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of Company common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of Company common stock are voted.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners, Inc., which is acting as the proxy solicitor for the Company in connection with the merger, or the Company.

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(800) 322-2885 (toll free)

(212) 929-5500 (collect)

or

The Pantry, Inc.

305 Gregson Drive

Cary, North Carolina 27511

Attention: Investor Relations

(919) 774-6938

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as “expect,” “plan,” “anticipate,” “intend,” “outlook,” “guidance,” “believes,” “should,” “target,” “goal,” “forecast,” “will,” “may” or words of similar meaning. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements.

The following factors, among others, could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the transactions contemplated by the merger agreement due to the failure to obtain the required stockholder approval; (3) the inability to satisfy the other conditions specified in the merger agreement, including, without limitation, the receipt of necessary governmental or regulatory approvals required to complete the transactions contemplated by the merger agreement; (4) the risk that the proposed transactions disrupt current plans and operations, increase operating costs and the potential difficulties in customer loss and employee retention as a result of the announcement and consummation of such transactions; (5) the outcome of any legal proceedings that may be instituted against the companies following announcement of the merger agreement and transactions contemplated therein; and (6) the possibility that the companies may be adversely affected by other economic, business, and/or competitive factors.

Any number of other factors could affect actual results and events, including, without limitation; the ability to enhance operating performance through in-store initiatives, store remodel programs and the addition of new equipment and products to existing stores; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the companies’ markets; the effect of national and regional economic conditions on the convenience store industry and the companies’ markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the companies’ principal suppliers of fuel and merchandise, and their ability to continue to supply their stores; the companies’ financial leverage and debt covenants; a disruption of IT systems or a failure to protect sensitive customer, employee or vendor data; the ability to identify suitable acquisition targets and to take advantage of expected synergies in connection with acquisitions; the actual operating results of new or acquired stores; the ability to divest non-core assets; environmental risks associated with selling petroleum products; governmental laws and regulations, including those relating to the environment and the impact of mandated health care laws; and unanticipated legal and other expenses. These and other risk factors are discussed in Alimentation Couche-Tard Inc. and The Pantry, Inc.’s filings with securities authorities in Canada and the United States, respectively. While the companies may elect to update these forward-looking statements at some point in the future, they specifically disclaim any obligation to do so.

THE COMPANIES

The Pantry, Inc.

The Pantry, Inc. is a Delaware corporation with principal executive offices located at 305 Gregson Drive, Cary, North Carolina 27511, telephone number 919-774-6700. The Pantry is a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. The Pantry’s stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers. As of December 25, 2014, we operated 1,511 stores in thirteen states under select banners, including Kangaroo Express®, our primary operating banner, and we had approximately 15,140 employees. The Pantry currently trades on the Nasdaq Global Select Market under the symbol “PTRY.”

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2014, which was filed with the SEC on December 9, 2014, and which is incorporated by reference into this proxy statement. See “Where You Can Find Additional Information.”

Couche-Tard U.S. Inc.

Couche-Tard U.S. Inc. is an existing indirect wholly owned subsidiary of Alimentation Couche-Tard Inc. Couche-Tard U.S. Inc. is the parent company of Circle K Stores Inc. and Mac’s Convenience Stores LLC, and therefore directly and indirectly holds substantially all of Alimentation Couche-Tard Inc.’s convenience store operating assets in the U.S.

CT-US Acquisition Corp.

CT-US Acquisition Corp., or Merger Sub, is a Delaware corporation and wholly owned subsidiary of Couche-Tard with principal executive offices located at 4080 W. Jonathan Moore Pike, Columbus, Indiana 47201, telephone number (812) 379-9227. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the board for use at the special meeting. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board for use at the special meeting to be held at Springhill Inn and Suites, 1128 Ledsome Lane, Cary, North Carolina 27518 on March 10, 2015, at 10:00 am, or at any adjournment or postponement thereof.

Purposes of the Special Meeting

One purpose of the special meeting is for our stockholders to consider and vote upon the proposal to approve and adopt the merger agreement and the merger. Our stockholders must approve and adopt the merger agreement and the merger for the merger to occur. If our stockholders fail to approve and adopt the merger agreement and the merger, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described under “The Merger Agreement.”

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the proxy statement entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers

in the Merger.” The vote on executive compensation that may become payable in connection with the merger is a vote separate and apart from the vote to approve and adopt the merger agreement and the merger. Accordingly, a stockholder may vote to approve and adopt the merger agreement and the merger and vote not to approve the executive compensation and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or Couche-Tard. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement and the merger are adopted and approved and regardless of the outcome of the advisory vote. Our stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about February 6, 2015.

Recommendation of the Company’s Board of Directors

After careful consideration, the board has unanimously approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and determined that it is advisable to and in the best interests of the Company and its stockholders to enter into the merger agreement. Certain factors considered by the board in reaching its decision to approve and adopt the merger agreement and the merger can be found in the section entitled “The Merger (Proposal 1)—Reasons for the Merger.”

The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement and the merger. In addition, the board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum

The holders of record of Company common stock as of the close of business on February 3, 2015, the record date, are entitled to receive notice of and to vote at the special meeting. On the record date, approximately 23,504,554 shares of Company common stock were issued and outstanding.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the Company common stock issued and outstanding at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions and broker non-votes, described below under the sub-heading “—Voting; Proxies; Revocation—Providing Voting Instructions by Proxy,” will be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

Each share of Company common stock issued and outstanding at the close of business on the record date is entitled to one vote at the special meeting.

For the Company to complete the merger, stockholders holding a majority of the shares of Company common stock issued and outstanding at the close of business on the record date must vote “FOR” the proposal to approve and adopt the merger agreement and the merger. A failure to vote your shares of Company common stock or an abstention from voting will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger.

Approval of each of the advisory (non-binding) proposal on executive compensation that may become payable to the Company’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present or represented by proxy at the special meeting and entitled to vote thereon. An abstention will have the same effect as a vote against these proposals, but the failure to vote your shares will have no effect on the outcome of these proposals.

As of the record date, there were 23,504,554 shares of Company common stock issued and outstanding.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of the Company were entitled to vote 886,803 shares of Company common stock, or approximately 3.8% of the shares of Company common stock issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to approve and adopt the merger agreement and the merger and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of Company common stock as of the close of business on February 3, 2015, the record date, including stockholders of record and beneficial owners of Company common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of Company common stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of Company common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Common Stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares of Company common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of Company common stock will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to approve and adopt the merger agreement and the merger, the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of Company common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger and will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, or the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger.

Shares of Company Common Stock Held in “Street Name”

If your shares of Company common stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

In accordance with the rules of Nasdaq, banks, brokers and other nominees who hold shares of Company common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve and adopt the merger agreement and the merger or any of the other proposals described in this proxy statement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to approve and adopt the merger agreement and the merger or any of the other proposals described in this proxy statement. Broker non-votes, if any, will be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and the merger and will have no effect on the adjournment proposal or the advisory (non-binding) proposal on executive compensation that may become payable to the Company’s named executive officers in connection with the merger. For shares of Company common stock held in “street name,” only shares of Company common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement and the merger will be counted as a favorable vote for such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	delivering to the Corporate Secretary of the Company a written notice of revocation c/o The Pantry, Inc., 305 Gregson Drive, Cary, NC 27511.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Company common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and the merger, a vote “AGAINST” the advisory (non-binding) proposal on executive compensation that may become payable to the Company’s named executive officers in connection with the merger and a vote “AGAINST” the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to approve and adopt the merger agreement and the merger, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law.

The special meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The board is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of outstanding Company common stock. MacKenzie Partners, Inc., a proxy solicitation firm, has been retained to assist it in the solicitation of proxies for the special meeting, and the Company will pay MacKenzie Partners, Inc., approximately $50,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by MacKenzie Partners, Inc., or, without additional compensation, by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing Company common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of Company common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

Certain Effects of the Merger

If the merger agreement and merger are approved and adopted by the Company’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the merger.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time (other than shares held by the Company, any subsidiary of the Company, Couche-Tard and Merger Sub, which will be cancelled) will be converted into the right to receive $36.75 in cash, without interest.

The Company common stock is currently registered under the Exchange Act and is quoted on Nasdaq under the symbol “PTRY.” As a result of the merger, the Company will cease to be a publicly traded company and will be wholly owned by Couche-Tard. Following the consummation of the merger, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to our common stock, in each case in accordance with applicable law, rules and regulations.

Background of the Merger

As part of their ongoing evaluation of the Company’s business, the board and the Company’s senior management periodically review and assess the Company’s operations and financial performance and industry conditions as they may affect the Company’s long-term strategic goals and plans, including the consideration of potential opportunities for business combinations, acquisitions, the creation of a master limited partnership and other financial and strategic alternatives.

On January 23, 2014, a group led by JCP Investment Management, LLC (“JCP”) and Lone Star Value Management, LLC, issued a press release indicating their intention to seek the election of three independent director candidates to the board at the 2014 annual meeting of the Company’s stockholders. At the meeting on March 13, 2014, the Company stockholders elected three board members proposed by the group led by JCP, replacing three incumbent directors. Over the next several months, senior executives of the Company were approached by, and met with, several parties indicating an interest in exploring a potential strategic transaction.

On July 29, 2014, the board held a meeting at which the board reviewed various potential strategic alternatives and determined to further explore a possible sale of the Company as well as the creation and initial public offering of a master limited partnership.

On August 20, 2014, the board held a telephonic meeting attended by senior management and representatives of BofA Merrill Lynch, Willkie Farr & Gallagher LLP (“Willkie Farr”), the Company’s outside legal counsel, and Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP (“Smith Anderson”), the Company’s outside legal counsel, at which the board further reviewed a potential sale of the Company and potentially interested parties and a master limited partnership. Willkie Farr advised the board regarding its fiduciary duties in the context of considering a potential sale and the board determined to engage BofA Merrill Lynch following a review of BofA Merrill Lynch’s proposed fee structure and its prior and current relationships with potential likely buyers. On August 25, 2014, the Company engaged BofA Merrill Lynch as the Company’s financial advisor in connection with a potential transaction.

In early September 2014, in accordance with the board’s directives, BofA Merrill Lynch began contacting potential strategic and financial buyers on behalf of the Company regarding a potential sale of the Company and confidentiality agreements were negotiated with interested parties. Upon execution of a confidentiality agreement, potential buyers received certain confidential information about the Company. During that time, the Company’s senior management, together with the Company’s legal and financial advisors, continued evaluating the potential creation of a master limited partnership. On September 17, 2014, the board held a special telephonic meeting attended by senior management and representatives of BofA Merrill Lynch, Willkie Farr and Smith Anderson, at which BofA Merrill Lynch updated the board on the sale process. On September 23, 2014, potential buyers were requested to submit written initial indications of interest by October 10, 2014. On September 26, 2014, the board approved the Company’s fiscal year 2015 budget and long-term strategic plan and authorized the distribution of these financial projections to potential buyers.

On October 10, 2014, eight potential buyers, including Couche-Tard and another strategic party (“Strategic Party A”), submitted initial indications of interest for an acquisition of the Company, which ranged from $23.38 per share (which price represented a slight premium to the Company’s then recent closing stock price) to $32.73 per share.

On October 13, 2014, the board held a special telephonic meeting attended by senior management and representatives of BofA Merrill Lynch, Willkie Farr and Smith Anderson to discuss the initial indications of interest. The board also reviewed with the Company’s senior management and BofA Merrill Lynch the financial forecasts provided by the Company and related financial matters. Each of the potential buyers ultimately were invited to participate in the second round of the sale process, with the exception of the lowest bidder which subsequently increased its bid and then was also invited to participate in the second round. The second round provided the potential buyers with the opportunity to meet with senior management and to receive additional confidential information about the Company. At this meeting, the board determined to suspend its consideration of a potential master limited partnership pending the outcome of the sale process.

In October and November 2014, BofA Merrill Lynch received inbound inquiries from one strategic party and several financial sponsors expressing interest in an acquisition of the Company. As a result of these inquiries, two additional parties executed confidentiality agreements and were provided confidential information about the Company. During that time, Willkie Farr, together with National Economic Research Associates, analyzed potential antitrust risks associated with potential buyers.

On October 22, 2014, on a call attended by senior management and representatives of BofA Merrill Lynch, Willkie Farr and Smith Anderson, the board reviewed the Company’s preliminary fiscal year 2014 financial results and BofA Merrill Lynch provided an update on the sale process.

On November 5, 2014 the board held a special telephonic meeting attended by senior management and representatives of BofA Merrill Lynch, Willkie Farr and Smith Anderson, at which BofA Merrill Lynch updated the board on the sale process. Willkie Farr reviewed the board’s fiduciary duties in the context of considering a potential sale of the Company and summarized the material terms of the draft merger agreement to be provided to potential buyers.

On November 5, 2014, at the direction of the Company, BofA Merrill Lynch distributed a process letter to each of the seven potential buyers then remaining in the process, requesting a revised draft of the merger agreement by November 24, 2014 and second-round firm and binding proposals for an acquisition of the Company by December 2, 2014 (which dates were later extended to December 3, 2014 and December 12, 2014, respectively, in order to provide potential buyers with additional time to complete their due diligence). On November 8, 2014, a draft merger agreement was distributed to each of the remaining potential buyers.

On November 12, 2014, one of the strategic parties that contacted BofA Merrill Lynch submitted a written initial indication of interest for an acquisition of the Company at a price range of $31.30 to $35.32 per share. A few weeks later, the strategic party informed BofA Merrill Lynch that, given the time it would require to complete its evaluation of the Company, it did not intend to submit a second-round proposal in accordance with the Company’s process.

On December 3, 2014, Couche-Tard submitted a revised draft of the merger agreement.

On December 5, 2014, the remaining parties received the Company’s preliminary November and then quarter-to-date financial results and an updated fiscal year 2015 forecast based on the Company’s actual performance in October and November 2014.

Prior to December 12, 2014, several potential buyers indicated that they did not intend to participate further in the Company’s process or to submit a proposal for the Company.

On December 12, 2014, Couche-Tard and Strategic Party A submitted written second-round all-cash proposals. Couche-Tard’s proposal included a price of $35.00 per share. Strategic Party A’s proposal included a price per share that was lower than Couche-Tard’s.

On December 14, 2014, the board held a special telephonic meeting attended by members of the Company’s senior management team and representatives of BofA Merrill Lynch, Willkie Farr and Smith Anderson. The board, senior management, BofA Merrill Lynch and Willkie Farr reviewed the terms of the second-round proposals that had been received by Couche-Tard and Strategic Party A, including each bidder’s proposed per share purchase prices, financing and related conditionality, remaining diligence items and timing for completion of diligence and significant closing conditions. BofA Merrill Lynch also updated the board regarding certain financial matters. Willkie Farr reviewed with the board its fiduciary duties in considering a potential sale of the Company and provided the board with a summary overview of the material provisions of the revised draft of the merger agreement submitted by Couche-Tard. The board considered the significant issues presented by Couche-Tard’s draft of the merger agreement, which included a governmental and third-party consent closing condition, risk allocation relating to obtaining antitrust approval, the Company’s ability to affirmatively seek alternative proposals through a go-shop provision following signing and the size of the proposed termination fee payable by the Company. After discussion of the two proposals and related matters, the board authorized BofA Merrill Lynch to engage in discussions with both Couche-Tard and Strategic Party A, with a view toward obtaining an increased per share purchase price from both bidders. Following the board meeting and in accordance with the board’s directives, representatives of BofA Merrill Lynch spoke with the chief executive officer of Couche-Tard to request a higher per share purchase price and to address key open terms of the merger agreement consistent with the guidance provided by the board. A revised draft of the merger agreement reflecting the Company’s position on such open terms also was delivered to Couche-Tard. As instructed by the board, representatives of BofA Merrill Lynch also spoke with a representative of Strategic Party A to request a revised proposal, including a higher per share purchase price.

Between December 15 and December 17, 2014, Willkie Farr and Couche-Tard’s outside counsel, Faegre Baker Daniels LLP (“Faegre”), engaged in negotiations regarding the material open terms of the merger agreement and exchanged several revised drafts.

On December 16, 2014, Couche-Tard submitted a revised proposal of $36.50 per share in cash. Later that evening, in accordance with the board’s directives, BofA Merrill Lynch and Willkie Farr informed Faegre that the Company would agree to remove the go-shop provision in the merger agreement subject to receiving an increased price of $37.00 per share and a lower termination fee. Faegre subsequently indicated that Couche-Tard would be willing to increase its proposed purchase price to $36.75 per share and accept the Company’s proposed termination fee.

On the evening of December 16, 2014, media reports began to appear stating that the Company was exploring a potential sale.

Also on December 16, 2014, Strategic Party A submitted a list of key issues presented by the Company’s draft of the merger agreement. Strategic Party A did not provide an updated purchase price.

On December 17, 2014, Couche-Tard and Strategic Party A were provided with the Company’s revised fiscal year 2015 financial forecast based on the Company’s actual month-to-date results for December 2014. Later that day, the board held a special telephonic meeting attended by the Company’s senior management and representatives of BofA Merrill Lynch, Willkie Farr and Smith Anderson. The board, senior management and the Company’s legal and financial advisors reviewed the terms of Couche-Tard’s revised offer of $36.75 per share in cash and discussed the merits and considerations of the proposed transaction with Couche-Tard relative to the Company remaining independent as a standalone entity. Willkie Farr updated the board as to the resolution of the outstanding terms of the proposed merger agreement with Couche-Tard. Also at this meeting, BofA Merrill Lynch reviewed with the board BofA Merrill Lynch’s financial analysis of the $36.75 per share cash consideration and rendered to the board an oral opinion, confirmed by delivery of a written opinion dated December 17, 2014, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the $36.75 per share cash consideration to be received by holders of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Following the extensive review of the materials presented to the meeting and the related discussion, the board unanimously agreed to approve the merger and the merger agreement, and the transactions contemplated thereby, substantially in the form presented to the board, and to recommend approval of the merger agreement by the Company’s stockholders.

Following the board’s approval of the merger and the merger agreement, the Company and Couche-Tard finalized and executed the merger agreement. Prior to commencement of trading on Nasdaq on December 18, 2014, the Company and Couche-Tard issued a joint press release announcing the proposed transaction.

Following the announcement of the merger agreement and prior to the date of this proxy statement, the Company has not received any communications regarding any potential alternative transaction from any third party that the board has determined constitutes a “superior proposal” under the merger agreement.

Reasons for the Merger

The board evaluated, with the assistance of the Company’s senior management and legal and financial advisors, the merger agreement, the merger and the other transactions contemplated by the merger agreement. The board has unanimously recommended that the merger agreement, the merger and the other transactions contemplated by the merger agreement, were advisable, fair to and in the best interests of the Company and its stockholders.

In the course of making the unanimous recommendation described above, the directors considered the following positive factors relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement, each of which the directors believed supported their decision:

•	the current and historical market prices of the common stock, including the market performance of the common stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the merger consideration of $36.75 in cash per share represented a 22.8% premium to the Company’s unaffected 52-week high closing stock price for the period ended December 16, 2014 and a 27.3% premium to the Company’s unaffected closing stock price on December 16, 2014;

•	that the merger consideration of $36.75 in cash per share is likely to be more favorable to the Company’s stockholders than the potential value that might result from other alternatives reasonably available to the Company, including, but not limited to, an acquisition by a different buyer, creation of a master limited partnership, acquisitions by the Company of other businesses and the continued operation of the Company on a stand-alone basis in light of a number of factors, including the risks and uncertainty associated with those alternatives;

•

that, as a result of the arm’s-length negotiations between the parties, the merger consideration of $36.75 in cash per share was the highest price per share for the common stock that Couche-Tard was willing to pay at the time of those negotiations, and was the result of negotiations and price increases by Couche-Tard from its proposal of $35.00 in cash per share, as described above in the section entitled “—Background of the Merger;”

•	the board’s understanding of the Company’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance and the nature of the industry in which the Company competes, including:

•	the Company’s balance sheet and the impact of the Company’s indebtedness on the Company’s ability to execute its strategy;

•	the significant amount of capital that would be required for the Company to fully implement its plans for store remodelings and new store openings; and

•	the increasingly competitive landscape and ease of entry in the convenience store and retail fuel industries and how such increased competition could affect future revenues, margins and profits;

•	that the proposed merger consideration is all cash, so that the transaction provides stockholders certainty of value and liquidity for their shares, especially when viewed against the risks and uncertainties inherent in the Company’s business, including the following:

•	fluctuations in domestic and global petroleum and fuel markets;

•	changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company’s markets; and

•	uncertainty in global economic conditions;

•	the financial presentation and opinion, dated December 17, 2014, of BofA Merrill Lynch to the board as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received pursuant to the merger agreement by holders of Company common stock, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section of this proxy statement entitled “The Merger- Opinion of the Company’s Financial Advisor;”

•	the terms and conditions of the merger agreement, including:

•	the Company’s right, subject to certain conditions, to respond to and negotiate with respect to certain unsolicited acquisition proposals made prior to the time the Company’s stockholders approve and adopt the merger agreement and the merger;

•	the ability of the board to terminate the merger agreement, in specified circumstances relating to a superior proposal, subject, in specified cases, to payment of a termination fee of $39.5 million, or approximately 2.3% of the enterprise value of the Company, which amount the board believed was reasonable in light of, among other matters, the benefits of the merger to the Company’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals, as more fully described under “The Merger Agreement—Termination Fee;” and

•	the covenants contained in the merger agreement obligating each of the parties to take certain actions to resolve objections under any antitrust laws; and

•	Couche-Tard’s market capitalization and financial strength and the absence of a financing condition in the merger agreement, the Company’s ability to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement.

In the course of reaching the determinations and decisions and making the recommendation described above, the board considered the following risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement:

•

that the Company’s stockholders will have no ongoing equity participation in the Company following the merger, and that such stockholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the common stock, and will not participate in any potential future sale of the Company to a third party;

•	that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement and the merger are approved and adopted by the Company’s stockholders;

•	the risks and costs to the Company if the merger does not close, including uncertainty about the effect of the proposed merger on the Company’s employees, customers, suppliers and other parties, which may impair the Company’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with the Company;

•	the merger agreement’s restrictions on the conduct of the Company’s business prior to the completion of the merger, generally requiring the Company to conduct its business only in the ordinary course and subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the provisions of the merger agreement that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and that require the Company to provide Couche-Tard with an opportunity to propose adjustments to the merger agreement prior to the Company being able to terminate the merger agreement to accept a superior proposal;

•	the possibility that, under certain circumstances under the merger agreement, the Company may be required to pay a termination fee of $39.5 million, as more fully described under “The Merger Agreement—Termination Fee”;

•	the risk of incurring substantial expenses related to the merger, including in connection with any litigation that may result from the announcement or pendency of the merger; and

•	that the receipt of cash by stockholders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

In addition, the board was aware of, and considered, the interests that certain of our directors and executive officers have with respect to the merger that differ from, or are in addition to, their interests as stockholders of the Company, as described in “—Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors considered by the board includes the material factors considered by the board. In view of the variety of factors considered in connection with its evaluation of the merger, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board unanimously recommended the merger agreement and the merger based upon the totality of the information it considered.

Recommendation of the Company’s Board of Directors

After careful consideration, the board has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders.

The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement and the merger.

Opinion of the Company’s Financial Advisor

The Company has retained BofA Merrill Lynch to act as the Company’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm that is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. The Company selected BofA Merrill Lynch to act as its financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in similar transactions, its reputation in the investment community and its familiarity with the Company and its business.

As part of BofA Merrill Lynch’s engagement, the board requested that BofA Merrill Lynch evaluate the fairness, from a financial point of view, of the merger consideration to be received pursuant to the merger agreement by holders of Company common stock. At the December 17, 2014 meeting of the board held to evaluate the merger, BofA Merrill Lynch rendered to the board an oral opinion, confirmed by delivery of a written opinion dated December 17, 2014, to the effect that, as of that date and based on and subject to various qualifications, limitations and assumptions described in the opinion, the merger consideration to be received pursuant to the merger agreement by holders of Company common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion, dated December 17, 2014, is attached as Annex B to this proxy statement and is incorporated in this document by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by BofA Merrill Lynch in rendering its opinion. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the board for the benefit and use of the board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. BofA Merrill Lynch expressed no opinion or view as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any other matter.

In connection with its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Merrill Lynch by the Company’s management, including certain financial forecasts relating to the Company prepared by the Company’s management (the “Company management forecasts”);

•	discussed the past and current business, operations, financial condition and prospects of the Company with members of the Company’s senior management;

•	reviewed the trading history for Company common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	considered the results of BofA Merrill Lynch’s efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest and definitive proposals from third parties with respect to a possible acquisition of the Company;

•	reviewed a draft, dated December 17, 2014, of the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and BofA Merrill Lynch relied upon the assurances of the Company’s management that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company management forecasts, BofA Merrill Lynch was advised by the Company, and BofA Merrill Lynch assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company’s management as to the future financial performance of the Company. BofA Merrill Lynch relied, at the Company’s direction, upon the assessments of the Company’s management as to market, cyclical and other trends and prospects for, and governmental and other regulatory matters relating to or affecting, the Company’s business, including volatility in the oil and fuel markets and costs. BofA Merrill Lynch assumed, with the Company’s consent, that any developments as to such matters would not be meaningful in any respect to BofA Merrill Lynch’s analyses or opinion.

BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any other entity, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of the Company or any other entity. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the Company’s direction, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the merger. BofA Merrill Lynch also assumed, at the Company’s direction, that the final executed merger agreement would not differ in any material respect from the draft of the merger agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger or any terms, aspects or implications of any arrangements, agreements or understandings entered into in connection with or related to the merger or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received pursuant to the merger agreement by holders of Company common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. BofA Merrill Lynch also did not express any view or opinion with respect to, and relied, at the Company’s direction, upon the assessments of representatives of the Company regarding legal, regulatory, accounting, tax and similar matters relating to the Company and related entities or the merger as to which BofA Merrill Lynch understood that the Company obtained such advice as it deemed necessary from qualified professionals.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. Although subsequent developments may affect BofA Merrill Lynch’s opinion, BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

Except as described in this summary, the Company imposed no other instructions or limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The following is a brief summary of the material financial analyses provided by BofA Merrill Lynch in connection with its opinion, dated December 17, 2014, to the board. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. Implied per share equity value reference ranges derived for the Company from the analyses described below generally were rounded to the nearest $0.25.

Selected Public Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information of the Company and the following five selected companies that BofA Merrill Lynch in its professional judgment considered generally relevant for comparative purposes as publicly traded companies with operations in the retail convenience store industry (the “selected companies”):

•	Alimentation Couche-Tard Inc.

•	Casey’s General Stores, Inc.

•	CST Brands, Inc.

•	Murphy USA Inc.

•	Susser Holdings Corporation

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on December 16, 2014 (or in the case of Susser Holdings Corporation, April 25, 2014, which is the last trading day prior to public announcement of Energy Transfer Partners, L.P.’s proposed acquisition of Susser Holdings Corporation) plus debt and minority interests less cash and cash equivalents, as a multiple of calendar year 2015 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”). The observed low to high calendar year 2015 estimated EBITDA multiples for the selected companies were 9.1x to 10.2x. BofA Merrill Lynch observed that the Company’s calendar year 2015 estimated EBITDA multiple was 6.5x based on publicly available research analysts’ estimates and that the Company generally traded at a 2.5x to 3.5x EBITDA multiple discount to the selected companies. BofA Merrill Lynch then applied a selected range of calendar year 2015 estimated EBITDA multiples of 6.0x to 7.5x derived from the selected companies to the Company’s fiscal year 2015 estimated adjusted EBITDA based on Company management forecasts. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company was based on publicly available research analysts’ estimates, public filings, other publicly available information and Company management forecasts. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$24.75 - $39.25	$36.75

No company or business used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses to which the Company was compared.

Selected Precedent Transactions Analysis. Using publicly available information, BofA Merrill Lynch reviewed financial data relating to the following eight selected transactions that BofA Merrill Lynch in its professional judgment considered generally relevant for comparative purposes as transactions involving target companies with operations in the retail convenience store industry (the “selected transactions”):

Announcement Date	Acquiror	Target
September 2014	Energy Transfer Partners, L.P.	Aloha Petroleum, Ltd.
April 2012	Alimentation Couche-Tard Inc.	Statoil Fuel & Retail ASA
September 2007	Susser Holdings Corporation	TCFS Holdings, Inc. (Town & Country Food Stores, Inc.)
December 2005	Wellspring Capital Management LLC	Susser Holdings Corporation
January 2004	Green Valley Acquisition Co., LLC	Uni-Marts, LLC
October 2003	Alimentation Couche-Tard Inc.	The Circle K Corporation
August 2003	The Pantry, Inc.	Golden Gallon Holding LLC
July 2003	Alimentation Couche-Tard Inc.	Clark Retail Enterprises, Inc.

BofA Merrill Lynch reviewed, among other things, transaction values of the selected transactions, calculated as the purchase prices paid for the target companies plus debt and minority interests and less cash and cash equivalents, as a multiple of such target companies’ latest 12 months EBITDA. The overall low to high latest 12 months EBITDA multiples observed for the selected transactions were 5.1x to 8.0x. BofA Merrill Lynch then applied a range of selected multiples of 6.5x to 8.0x derived from the selected transactions to the Company’s latest 12 months (as of September 25, 2014) EBITDA. Financial data of the selected transactions were based on publicly available information. Financial data of the Company was based on the Company’s public filings and Company management forecasts. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$26.50 - $40.50	$36.75

No company, business or transaction used in this analysis is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values for the companies, businesses or the transactions to which the Company or the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of the Company by calculating the estimated present value of the stand-alone unlevered, after-tax free cash flows that the Company was forecasted to generate during the nine months ending September 24, 2015 through the full fiscal year ending September 26, 2019 based on Company management forecasts. Terminal values for the Company were calculated by applying to the Company’s estimated EBITDA for the fiscal year ending September 26, 2019 a range of terminal value EBITDA multiples of 6.0x to 7.5x. Present values (as of December 31, 2014) of the Company’s cash flows and terminal values were then calculated using a discount rate range of 8.5% to 10.0%. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$18.75 - $33.75	$36.75

Other Information. BofA Merrill Lynch noted certain other information that was not considered part of BofA Merrill Lynch’s financial analyses with respect to its opinion but was referenced for informational purposes, including, among other things, the following:

•	the historical trading performance of Company common stock during the 52-week period ended December 16, 2014, which reflected low to high closing prices for Company common stock during such period of approximately $12.89 to $29.93 per share;

•	publicly available one-year forward Wall Street research analysts’ stock price targets for the Company, discounted to present value using a discount rate based on the Company’s cost of equity of 12%, which indicated a target stock price range for Company common stock of approximately $22.25 to $28.50 per share;

•	transaction values (calculated as the purchase prices paid for the target companies plus debt and minority interests and less cash and cash equivalents), to the extent publicly available, as a multiple of latest 12 months EBITDA in two transactions (Marathon Petroleum Corporation’s announced acquisition in May 2014 of Hess Retail Holdings LLC in a corporate carveout transaction and Energy Transfer Partners, L.P.’s announced acquisition in April 2014 of Susser Holdings Corporation) involving target companies with, but not limited to, retail convenience store operations, and one affiliated transaction (Seven-Eleven Japan Co. Ltd.’s announced acquisition in October 2005 of 7-Eleven, Inc.) involving a target company in the retail convenience store industry, which transactions indicated overall latest 12 months EBITDA multiples for the target companies in such transactions of 9.0x to 14.5x; and

•	premiums paid in selected all-cash transactions involving U.S. publicly traded companies announced between January 1, 2005 and December 16, 2014 with transaction values in excess of $1.0 billion, which indicated (i) average and median premiums to the target companies’ closing stock prices on the last trading day prior to public announcement of the relevant transaction or the review of strategic alternatives, public speculation of a transaction or other market rumors or speculation (the “unaffected closing stock price”) of approximately 27% and 23%, respectively, during the period January 1, 2005 to December 16, 2014 and approximately 31% and 27%, respectively, during the period January 1, 2010 to December 16, 2014, as compared to the premium implied for the Company based on the merger consideration and the Company’s unaffected closing stock price on December 16, 2014 of approximately 27.3%, and (ii) average and median premiums to the target companies’ high closing stock prices during the 52-week period prior to public announcement of the relevant transaction of approximately 9% and 9%, respectively, during the period January 1, 2005 to December 16, 2014 and approximately 11% and 11%, respectively, during the period January 1, 2010 to December 16, 2014, as compared to the premium implied for the Company based on the merger consideration and the Company’s 52-week high closing stock price for the period ended December 16, 2014 of approximately 22.8%.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses provided by BofA Merrill Lynch to the board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses or factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of such analyses or factors, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of the Company.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Couche-Tard, rather than by any financial advisor, and was approved by the board. The decision to enter into the merger agreement and the merger was solely that of the board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the board in its evaluation of the merger and should not be viewed as determinative of the views the board, management or any other party with respect to the merger or the merger consideration.

In connection with its engagement, the Company has agreed to pay BofA Merrill Lynch an aggregate fee currently estimated to be approximately $19.9 million, approximately $1.0 million of which became payable upon the rendering of BofA Merrill Lynch’s opinion and approximately $18.9 million of which is payable contingent upon consummation of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for its expenses reasonably incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws, arising out of BofA Merrill Lynch’s engagement.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of business, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Alimentation Couche-Tard Inc. and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger and joint bookrunner for, and as a lender under, the Company’s senior secured revolving credit facility and senior secured term loan and related amendment and (ii) having provided or providing certain treasury management services to the Company. From November 1, 2012 through October 31, 2014, BofA Merrill Lynch and its affiliates received or derived from the Company aggregate revenues of approximately $3 million for corporate, commercial and investment banking services.

BofA Merrill Lynch and its affiliates also in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Alimentation Couche-Tard

Inc. and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain credit facilities of Alimentation Couche-Tard Inc. and (ii) having provided or providing certain treasury management services to Alimentation Couche-Tard Inc. and certain of its affiliates. From November 1, 2012 through October 31, 2014, BofA Merrill Lynch and its affiliates received or derived from Alimentation Couche-Tard Inc. and certain of its affiliates aggregate revenues of less than $1 million for corporate, commercial and investment banking services.

Projected Financial Information

The Company does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods given the unpredictability of the underlying assumptions and estimates. However, financial forecasts for fiscal years 2015, 2016, 2017, 2018 and 2019 prepared by management were made available to potential buyers, including Couche-Tard, as well as to the Company’s board and financial advisor. We have included a summary of these projections below (the “Projections”) to give our stockholders access to certain nonpublic information provided to other parties, including Couche-Tard, in connection with the merger. The inclusion of the Projections should not be regarded as an indication that the board, the Company, Couche-Tard, Merger Sub, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of actual future results.

The Company advised the recipients of the Projections that its internal financial forecasts upon which the Projections were based are subjective in many respects. The Projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections were prepared for internal use and to assist potential buyers with their due diligence investigations of the Company and were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included in this proxy statement have been prepared by, and are the responsibility of, the Company’s management. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information, and accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the Projections and should not be read to do so.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements,” and there is no assurance that the Projections or the underlying assumptions will be realized. Since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. The Projections do not take into account any circumstances or events occurring after the date they were prepared.

The following is a summary of the Projections:

Summary of the Projections (dollars in millions)

	Fiscal Year
	2015	2016	2017	2018	2019
Adjusted EBITDA[1]	$233	$227	$239	$257	$275
Capital Expenditures (Net)[2]	$137	$125	$135	$143	$159
Depreciation and Amortization	$105	$112	$120	$130	$145

[1]	Adjusted EBITDA for 2015 excludes one-time non-recurring items in the aggregate net amount of approximately $0.35 million.
[2]	Represents gross capital expenditures, net of build-to-suit/lease funding and less proceeds from the sale of surplus properties and condemnation proceeds.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in the Projections.

For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that the Projections will necessarily be predictive of actual future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Financing

The Company and Couche-Tard estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $1.7 billion, including assumed debt. We understand that Couche-Tard intends to fund this amount through available cash, existing credit facilities and a new term loan.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board that you vote to approve and adopt the merger agreement and the merger, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. Members of the board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders of the Company that the merger agreement and the merger be approved and adopted. See the section entitled “The Merger (Proposal 1)—Background of the Merger” and the section entitled “The Merger (Proposal 1)—Reasons for the Merger.” The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve and adopt the merger agreement and the merger. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Company Equity Awards

As described under “The Merger Agreement—Treatment of Company Equity Awards—” below, equity-based awards held by the Company’s directors and executive officers as of the effective time will be treated at the effective time as follows:

Options. Each option to purchase shares of Company common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested (to the extent not already vested) and be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the excess, if any, of the merger consideration of $36.75 per share over the exercise price per share of that option by (2) the total number of shares subject to that option, less applicable tax withholdings. Each option that has an exercise price per share equal to or greater than the merger consideration of $36.75 per share will be cancelled and terminated as of the effective time without any payment or additional consideration.

Restricted Shares. Each award of Company common stock that is subject to vesting or other lapse restrictions that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested and be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the total number of shares subject to the award by (2) the merger consideration of $36.75 per share, less applicable tax withholdings. For any award that is subject to performance-based vesting and for which the applicable performance period is not complete as of the effective time, the number of shares of Company common stock subject to that award will be determined based on the greater of (x) the target number of shares of Company common stock subject to that award and (y) actual performance achieved during the twelve (12) month period ending on the last day of the fiscal month most recently completed on or prior to the effective time.

Restricted Stock Units. Each award of restricted stock units that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested and be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the total number of shares of Company common stock subject to that restricted stock unit award by (2) the merger consideration of $36.75 per share, less applicable tax withholdings.

Quantification of Payments. For an estimate of the amounts that would be payable to each of the Company’s named executive officers on settlement of their unvested equity-based awards, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate amount that would be payable to the Company’s three other executive officers who are not named executive officers in settlement of their unvested equity-based awards, assuming restricted share awards subject to performance-based vesting for which the applicable performance period is not complete are earned and converted into the merger consideration based on the target number of shares subject to such awards, if the merger were completed on February 3, 2015 is $2,120,361. We estimate that the aggregate amount that would be payable to the Company’s nine non-employee directors for their vested and unvested equity-based awards if the merger were completed on February 3, 2015 is $1,905,929.

Performance-Based Cash Awards.

As described under “The Merger Agreement—Other Covenants and Agreements—Employee Matters” below, each award of performance-based cash that is outstanding immediately prior to the effective time, whether vested or unvested, that is subject to performance-based vesting and for which the performance period is incomplete as of the effective time, will, as of the effective time, become fully vested and cancelled, and each holder of such award will receive an amount in cash equal to the greater of (1) the target amount of the cash-based award and (2) the actual amount that would have been paid based on actual performance achieved during the twelve (12) month period ending on the last day of the fiscal month most recently completed on or prior to the effective time.

For an estimate of the amounts that would be payable to each of the Company’s named executive officers on settlement of their unvested performance-based cash awards, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. We estimate that the aggregate amount that would be payable to the Company’s three other executive officers, if the merger were completed on February 3, 2015 and assuming the target amount of each performance-based cash awards were to be paid, is $256,817.

Fiscal Year Bonuses

As described under “The Merger Agreement—Other Covenants and Agreements—Employee Matters” below, the Company has the right under the merger agreement to pay, immediately prior to the effective time, full year annual bonus awards in respect of the fiscal year in which the effective time occurs, with such payments to be based on the greater of (1) actual performance (linearly extrapolating in good faith the Company’s performance as of the effective time through the end of the then current fiscal year) and (2) target performance.

For an estimate of the value of the bonus payments described above that would be payable to each of the Company’s named executive officers, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. We estimate that the aggregate amount of the bonus payments described above that would be payable to the Company’s three other executive officers, if the merger were completed on February 3, 2015 and assuming target performance, is $499,500.

Employment Agreements

The Company is party to substantially similar employment agreements with each of its executive officers that provide for severance payments and benefits in the event of a termination of employment by the Company without cause or by the executive officer for “good reason” (as defined in each of the agreements) within 18 months following a change in control (a “qualifying termination”). The merger would constitute a change in control under the executive officers’ employment agreements.

The employment agreements provide that in the event of a qualifying termination, each of our executive officers would be entitled to:

•	a cash severance payment equal to two times the executive officer’s annual base salary plus two times the executive officer’s target annual bonus for the year of the qualifying termination payable in a lump sum; and

•	unless the executive officer obtains comparable medical insurance coverage from a subsequent employment, (i) during the COBRA continuation period, payment for monthly COBRA continuation coverage and (ii) following the completion of the COBRA continuation period through the 24-month anniversary of the qualifying termination, monthly payments to the executive officer equal to the difference between the monthly insurance premiums under a fully-insured, individual health insurance policy and the monthly amount the executive officer paid for coverage under the Company’s group health plan immediately prior to the qualifying termination.

Pursuant to their respective employment agreements, as a condition to receive the severance payments and benefits described above, each of the executive officers is required to execute an enforceable release of claims in favor of the Company that will contain a non-disparagement clause, confidentiality agreement and agreement to cooperate.

Pursuant to their respective employment agreements, during their employment and for the 12-month period following their termination of employment for any reason, each of our executive officers is restricted from engaging in certain competitive activities and from requesting or inducing our employees to terminate their employment, to accept employment with another business entity or to become engaged in the convenience store business in competition with the Company. In the event an executive officer breaches these restrictive covenants, the Company’s obligation to pay, or otherwise make available to, the executive officer the severance payments and benefits described above would cease.

If any payment or benefit to an executive officer of the Company results in the payment of a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the severance payments and benefits described above would be reduced so that the present value of such payments would be less than the amount that would cause the executive officer to incur an excise tax under Section 4999 of the Code, except to the extent that the executive officer would be in a better net after-tax position by receiving the payments and paying the excise tax under Section 4999 of the Code. The Company does not provide tax gross-up payments to executives should they become liable for such excise taxes.

For an estimate of the value of the severance payments and benefits described above that would be payable to each of the Company’s named executive officers, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate amount of severance payments and benefits that would be payable to the Company’s three other executive officers under their employment agreements if the merger were to be completed and they were to experience a qualifying termination on February 3, 2015 is $2,975,508.

Indemnification and Insurance

The Company is party to indemnification agreements with each of its directors and executive officers that require the Company, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the terms of the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance.”

Quantification of Payments and Benefits to the Company’s Named Executive Officers

The information in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of the Company’s named executive officers that is based on or otherwise related to the merger, and assumes, among other things, that each named executive officer will experience a qualifying termination immediately following the consummation of the merger. Please note that the amounts described and quantified below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date and do not reflect certain compensation actions that may occur before the effective time. For purposes of calculating the amounts included in the table below, we have assumed February 3, 2015 as the closing date of the merger and a termination of each named executive officer’s employment on February 3, 2015 immediately following the effective time. The following table does not take into account any potential reduction of payments or benefits due to the named executive officers that may be required pursuant to the terms of their respective employment agreements as a result of the application of Section 280G of the Code.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity($)(2)	Pension/ NQDC($)	Perquisites/ Benefits($)(3)	Other($)	Total($)
Dennis G. Hatchell	4,564,333	4,311,579	—	28,575	—	8,904,487
B. Clyde Preslar	1,820,067	1,489,554	—	28,575	—	3,338,196
Keith S. Bell	1,357,283	1,143,934	—	38,966	—	2,540,183
Thomas D. Carney	1,379,700	1,114,782	—	—	—	2,494,482
Boris Zelmanovich	1,516,983	1,112,277	—	38,966	—	2,668,226

(1)

The cash payments payable to each of the named executive officers, as described above, consist of (a) an annual bonus for the Company’s fiscal year in which the merger occurs, which assumes such bonus will be paid based on the achievement of target performance, payable immediately prior to the effective time, (b) a lump sum severance payment, which is payable within 30 days following the date on which a release of claims executed by the named executive officer in favor of the Company becomes effective and is in an amount equal to the sum of (i) two times the named executive officer’s annual base salary and (ii) two times the named executive officer’s target bonus for the year of termination, and (c) payment in respect of each outstanding unvested performance-based cash award, which assumes the target amount of each such award will be paid. The annual bonus and the payment in respect of each outstanding unvested performance-based cash award are “single-trigger” payments (i.e., they are only conditioned on the closing of the merger, not the named executive officer’s subsequent termination of employment following the effective time) and the severance payment is a “double-trigger” payment (i.e., it is conditioned upon the closing of the merger and the named executive officer’s qualifying termination following the merger). Set forth below are the separate values of each of the annual bonus, severance payment and payment in respect of each outstanding performance-based cash award.

Name	Annual Bonus (“Single- Trigger”) ($)	Severance Payment (“Double- Trigger”) ($)	Performance- Based Cash Award (“Single- Trigger”) ($)
Dennis G. Hatchell	820,000	3,280,000	464,333
B. Clyde Preslar	262,200	1,398,400	159,467
Keith S. Bell	195,000	1,040,000	122,283
Thomas D. Carney	198,600	1,059,200	121,900
Boris Zelmanovich	218,400	1,164,800	133,783

(2)	As described above, upon the consummation of the merger (a) each outstanding unvested restricted share of Company common stock subject to an award held by the Company’s named executive officers will become vested and will be converted into the right to receive an amount equal to the merger consideration of $36.75, less applicable tax withholdings and (b) each outstanding unvested option to purchase shares of Company common stock held by the Company’s named executive officers will become vested and be converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the excess, if any, of the merger consideration of $36.75 per share over the exercise price per share of that option by (y) the total number of shares of Company common stock subject to that option, less applicable tax withholdings. The vesting of the equity awards are “single-trigger” (i.e., they are only conditioned on the closing of the merger, not the named executive officer’s subsequent termination of employment following the effective time). Set forth below are the values of each type of equity-based award that would be payable in connection with the merger.

Name	Stock Options ($)	Restricted Shares ($)
Dennis G. Hatchell	1,318,512	2,993,067
B. Clyde Preslar	397,675	1,091,879
Keith S. Bell	302,690	841,244
Thomas D. Carney	293,089	821,693
Boris Zelmanovich	264,491	847,786

(3)	Amounts include the estimated value of (i) the payment for the named executive officer’s monthly COBRA continuation coverage during the COBRA continuation period and (ii) the monthly payments the named executive officer would be entitled to receive for health insurance coverage following the completion of the COBRA continuation period through the 24-month anniversary of the qualifying termination, assuming the monthly insurance premiums the named executive officer will pay for a fully-insured, individual health insurance policy is equal to the monthly amount the named executive officer paid for coverage under the Company’s group health plan immediately prior to the qualifying termination.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders of Company common stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Company common stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion applies only to holders of shares of Company common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the surviving corporation, holders who acquired their shares of Company common stock through the exercise of employee stock options or other compensation arrangements and holders who own or have owned (directly, indirectly or constructively) 5% or more of the Company’s common stock (by vote or value)).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Company common stock, you should consult your tax advisor.

Holders of Company common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Company common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of Company common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Company common stock.

Consequences to Non-U.S. Holders

A non-U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger generally will not be subject to U.S. federal income taxation unless:

•	gain resulting from the merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by any applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the merger occurs and certain other conditions are satisfied.

Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Company common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the merger if the non-U.S. holder has provided an Internal Revenue Service Form W-8BEN (or an Internal Revenue Service Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign and other tax laws.

Regulatory Approvals

Antitrust Approval in the U.S.

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. The Company and Couche-Tard filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on January 12, 2015. The FTC informed the Company and Couche-Tard that it opened an investigation of the transaction and has sought additional information from the Company and Couche-Tard, which each party is providing. In order to provide the FTC with additional time to review the proposed transaction in the initial phase, Couche-Tard has informed the FTC that it intends to voluntarily withdraw its Notification and Report Form on February 9, 2015. Couche-Tard will refile its Notification and Report Form on February 10, 2015, and the waiting period will be scheduled to expire on March 12, 2015, unless earlier terminated or extended.

On January 22, 2015, the Florida AG informed the Company that it had begun an investigation of the potential impact of the transaction on commerce within the State of Florida. In connection therewith, the Company is required to produce to the Florida AG the Company’s HSR filing and any other documents supplied to the FTC.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, or before or after the effective time, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of the Company or Couche-Tard or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither the Company nor Couche-Tard believes that the merger will violate federal antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Litigation

The Company is aware of two putative shareholder class actions that have been filed since announcement of the merger: Krystek v. The Pantry Inc., et al., No. 15-10575, filed January 22, 2015, and Sciabacucchi v. The Pantry Inc., et al., No. 15-10599, filed January 30, 2015 (the “complaints”). The complaints were filed in the Court of Chancery of the State of Delaware and name as defendants the Company, Couche-Tard, Merger Sub and the individual members of the Company’s board. The complaints allege, among other things, that the individual members of the board breached their fiduciary duties to the Company’s public stockholders by approving the merger, failing to take steps to maximize the value of the Company, and failing to disclose material information relating to the process leading up to the execution of the merger agreement. The complaints also allege that Couche-Tard and Merger Sub aided and abetted the alleged breaches of fiduciary duties. The complaints seek, among other things, an order enjoining the merger, compensatory damages, and an award of attorneys’ fees and costs.

The defendants believe that the claims asserted against them are without merit and intend to defend both shareholder actions vigorously.

Delisting and Deregistration of Company Common Stock

If the merger is completed, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of our common stock.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or its subsidiary or affiliates. The merger agreement contains representations and warranties by the Company, Couche-Tard and Merger Sub that were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and which is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation after the merger. The certificate of incorporation of Merger Sub as in effect immediately prior to the effective time will be the certificate of incorporation of the surviving corporation until thereafter amended. The bylaws of the Merger Sub as in effect immediately prior to the effective time will be the bylaws of the surviving corporation until thereafter amended. Subject to applicable law, the directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of the Company immediately prior to the effective time will be the initial officers of the surviving corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

When the Merger Becomes Effective

Closing; Effective Time

The closing of the merger will take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York, on the second business day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the closing, but subject to the satisfaction or, where permitted, waiver of those conditions as of closing) set forth in the merger agreement or at such other place, date and time as the Company and Couche-Tard may agree in writing.

The merger will become effective at the effective time of a certificate of merger filed with the Secretary of State of the State of Delaware (the “effective time”), which the parties shall cause to be filed on the closing date.

Effect of the Merger on the Company Common Stock

At the effective time, each share of Company common stock outstanding immediately prior to the effective time (other than shares (a) held by a stockholder who has properly exercised and perfected such holder’s appraisal rights under Section 262 of the DGCL (“dissenting shares”) or (b) owned by the Company as treasury stock or owned by Couche-Tard, Merger Sub or any other direct or indirect wholly owned subsidiary of Couche-Tard), will be converted automatically into and will represent the right to receive $36.75 in cash, without interest.

At the effective time, all shares that are owned by the Company as treasury stock and any shares owned by Couche-Tard, Merger Sub or any other direct or indirect wholly owned subsidiary of Couche-Tard immediately prior to the effective time will be cancelled and will cease to exist (“excluded shares”), and no consideration will be delivered in exchange for such cancellation and retirement.

At the effective time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Treatment of Company Equity Awards

Under the merger agreement, awards outstanding under the Company’s stock plans as of the effective time will be treated at the effective time as follows:

Options. Each option to purchase shares of Company common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested (to the extent not already vested) and be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (1) the excess, if any, of the merger consideration of $36.75 per share over the exercise price per share of that option multiplied by (2) the total number of shares of Company common stock subject to that option, less applicable tax withholdings. Each option that has an exercise price per share equal to or greater than the merger consideration of $36.75 per share will be cancelled without any payment of additional consideration.

Restricted Shares. Each award of common stock that is subject to vesting or other lapse restrictions that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested and be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the total number of shares subject to the award by (2) the merger consideration of $36.75 per share, less applicable tax withholdings. For any award that is subject to performance-based vesting and for which the applicable performance period is not complete as of the effective time, the number of shares of Company common stock subject to that award will be determined based on the greater of (x) the target number of shares of Company common stock subject to that award and (y) actual performance achieved during the twelve (12) month period ending on the last day of the fiscal month most recently completed on or prior to the effective time.

Restricted Stock Units. Each award of restricted stock units that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested and be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the total number of shares of Company common stock subject to that restricted stock unit award by (2) the merger consideration of $36.75 per share, less applicable tax withholdings.

Payment for Common Stock and Company Equity Awards in the Merger

At or prior to the effective time Couche-Tard will deposit, or cause to be deposited, with an experienced bank or trust company that will be appointed by Couche-Tard and who shall be reasonably satisfactory to the Company, as exchange agent, in trust for the benefit of the holders of the Company common stock, immediately available funds equal to the aggregate merger consideration. As promptly as practicable after the effective time and in any event not later than the third business day following the effective time, the exchange agent will be required to mail to each record holder of shares of Company common stock other than dissenting shares, (1) a letter of transmittal and (2) instructions for use in effecting the surrender of certificates or book-entry shares in exchange for the merger consideration. The surviving corporation or one of its subsidiaries will pay to each holder of Company options, restricted shares and restricted stock units the cash amounts described above under “—Treatment of Company Equity Awards” no later than three calendar days following the effective time.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company, Couche-Tard and Merger Sub. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including in the disclosure schedule delivered by the Company to Couche-Tard in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

The representations and warranties made by the Company (including, in certain cases, with respect to its subsidiary) relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate power to own its properties and assets and conduct its business as currently conducted;

•	qualification to do business;

•	the absence of violations of or conflicts with, organizational documents, applicable law or governmental orders and certain material contracts as a result of the Company executing, delivering and, subject to receiving stockholder approval, performing the merger agreement;

•	the absence of any consents, waivers, authorizations or approvals of any governmental entity or any declaration or notice or filing or registration with any governmental entity being necessary or required in connection with the Company’s execution, delivery and, subject to receiving stockholder approval, performance of the merger agreement;

•	the corporate power and authority of the Company to execute, deliver and, subject to receiving stockholder approval, perform the Company’s obligations under the merger agreement and to consummate the transactions contemplated thereby, and no other corporate proceedings being necessary to authorize the merger agreement or the transactions contemplated thereby;

•	the Company’s capitalization and the absence of any rights plan, “poison-pill” or other similar agreement or arrangement;

•	the Company’s ownership of its subsidiary and the absence of any other subsidiaries;

•	the Company’s SEC filings since September 28, 2012 and the financial statements included therein, the implementation and maintenance of disclosure controls and procedures, and the accuracy of the information in this proxy statement;

•	the absence of any material adverse effect on the Company since September 25, 2014 and the absence of certain other changes or events;

•	the payment of taxes, the filing of tax returns and other tax matters;

•	the absence of certain undisclosed liabilities;

•	matters related to the Company’s material owned real property and the Company’s leases;

•	intellectual property matters;

•	the Company’s licenses, permits, franchises, registrations, authorizations and approvals;

•	compliance with applicable laws, regulations, orders and other requirements of applicable governmental entities and compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of Nasdaq;

•	the absence of legal proceedings and governmental orders;

•	material contracts and the validity and enforceability of material contracts;

•	employee benefit plans and employee matters;

•	insurance policies;

•	affiliate transactions;

•	environmental matters and compliance with environmental laws;

•	the absence of broker’s or finder’s fees;

•	the inapplicability of state and federal anti-takeover laws to the merger;

•	the receipt by the board of an opinion from the Company’s financial advisor; and

•	the requisite stockholder approval.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “Company material adverse effect.” For purposes of the merger agreement, “Company material adverse effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (1) would or would reasonably be expected to prevent or materially impair or materially delay the ability of the Company to perform its obligations under the merger agreement or (2) is or is reasonably likely to become materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiary, taken as a whole, provided that “Company material adverse effect” does not include the effect of any event, change, circumstance, effect, development or state of facts arising out of or attributable to:

•	general economic, business, financial or market conditions, except to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its subsidiary in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other persons in the industries in which the Company and its subsidiary operate;

•	the industries in which the Company and its subsidiary operate, except to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its subsidiary in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other persons in the industries in which the Company and its subsidiary operate;

•	changes in law, except to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its subsidiary in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other persons in the industries in which the Company and its subsidiary operate;

•	changes in GAAP, except to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its subsidiary in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other persons in the industries in which the Company and its subsidiary operate;

•	the negotiation, execution, announcement, pendency or performance of the merger agreement or the transactions contemplated thereby or the consummation of the transactions contemplated by the merger agreement, including any disruption in or loss of supplier, distributor, partner, customer or similar relationships or any loss of employees or litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the transactions contemplated thereby;

•	acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the merger agreement;

•	earthquakes, hurricanes, floods, or other natural disasters, to the extent covered by insurance;

•	any change in the market price or trading volume of the Company’s common stock (it being understood that the underlying cause of such change may be taken into consideration in determining whether a Company material adverse effect has occurred);

•	the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company (it being understood that the underlying causes of such failure may be taken into consideration in determining whether a Company material adverse effect has occurred);

•	any action taken by the Company at the written direction of Couche-Tard or any action specifically required to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited by the terms of the merger agreement from taking to the extent Couche-Tard fails to give its consent thereto after a written request therefor; or

•	any change resulting or arising from the identity of, or any facts or circumstances relating to, Couche-Tard, Merger Sub, or any of their respective affiliates.

The representations and warranties made by Couche-Tard and Merger Sub to the Company are more limited and relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate power to own its properties and assets and conduct its business as currently conducted;

•	the absence of violations of or conflicts with organizational documents, applicable law or governmental orders and certain material contracts as a result of Couche-Tard and Merger Sub executing, delivering and performing the merger agreement;

•	the absence of any consents, waivers, authorizations or approvals of any governmental entity or any declaration or notice or filing or registration with any governmental entity being necessary or required in connection with Couche-Tard’s or Merger Sub’s execution, delivery and performance of the merger agreement;

•	the corporate power and authority of Couche-Tard and Merger Sub to execute, deliver, and perform the Company’s obligations under the merger agreement and to consummate the transactions contemplated thereby, and no other corporate proceedings being necessary to authorize the merger agreement or the transactions contemplated thereby;

•	the capitalization of Merger Sub;

•	the accuracy of the information provided by Couche-Tard and Merger Sub in this proxy statement;

•	the absence of broker’s or finder’s fees;

•	the availability of funds to pay the merger consideration on the closing date;

•	the approval of the merger agreement and the consummation of the transactions contemplated thereby (including the merger) by the board of directors of Couche-Tard;

•	no vote required of the stockholders of Couche-Tard;

•	the absence of legal proceedings and governmental orders;

•	the absence of any beneficial ownership by Couche-Tard, Merger Sub or any of their controlled affiliates of shares of Company common stock or rights to acquire shares of Company common stock;

•	acknowledgement of non-reliance on representations and warranties other than those set forth in the merger agreement;

•	the solvency of Couche-Tard, the Company and its subsidiary immediately after the effective time; and

•	the absence of certain arrangements between Couche-Tard or Merger Sub, on the one hand, and the Company’s management or directors, on the other hand.

Certain of the representations and warranties of Couche-Tard and Merger Sub are qualified as to, among other things, “materiality” or certain events, changes, circumstances, effects, developments or state of facts that, individually or in the aggregate, would or would reasonably be expected to prevent or materially delay or materially impair the ability of Couche-Tard or Merger Sub to satisfy its obligations under the merger agreement.

Subject to certain exceptions, the representations and warranties contained in the merger agreement will terminate upon the earlier of the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Covenants Relating to the Conduct of Business

The Company has agreed to covenants in the merger agreement that affect the conduct of its business and that of its subsidiary between the date of the merger agreement and the effective time of the merger (or the earlier termination of the merger agreement). Prior to such time, unless Couche-Tard gives its written consent (which cannot be unreasonably withheld, delayed or conditioned), the Company is required to, conduct its business (and its subsidiary’s) in the ordinary course consistent with past practice and use commercially reasonable efforts to maintain all material Company property in good operating condition and repair, preserve substantially intact its business organization, keep available the services of its present officers and key employees and preserve, in all material respects, its present relationships with its material customers and suppliers and others having business relations with the Company.

In addition, subject to certain exceptions specified in the merger agreement, required by applicable law or as agreed by the parties, unless Couche-Tard gives its written consent (which cannot be unreasonably withheld, delayed or conditioned), the Company and its subsidiary are restricted from, among other things:

•	making any change in any of its organizational documents;

•	issuing any additional shares of capital stock or other equity securities or granting any option, warrant or right to acquire any capital stock or other equity securities or issuing any security convertible into or exchangeable for such securities, other than with respect to the exercise of options outstanding on the date of the merger agreement;

•

making any sale, assignment, transfer, abandonment, lease, sublease or other conveyance of any material asset or Company property (other than (1) sales, transfers, and dispositions of obsolete or worthless equipment, (2) nonmaterial amendments or extensions to any Company lease, (3) sales, transfers, and dispositions of inventory, gasoline, distillates and other refined products in the ordinary course of business, (4) sales, leases, transfers or other dispositions in the ordinary course of business that do not exceed $10 million in the aggregate, (5) sales, leases, transfers or other dispositions of non-

operating properties and (6) sales of store locations to dealers and leases of locations to independent operators on a consignment basis, in each case in the ordinary course of business and in connection with which the Company retains a fuel supply agreement);

•	redeeming, retiring, purchasing or otherwise acquiring any shares of capital stock or other ownership interests of the Company or declaring, setting aside or paying any dividend or other distribution in respect of such shares or interests other than for the purchase, redemption or other acquisition of shares of Company common stock from current or former employees or directors of the Company pursuant to the terms of any employment agreement or Company benefit plan;

•	(1) except in the ordinary course of business consistent with past practice, increasing the compensation or other benefits payable or provided to the Company’s directors or executive officers or employees, (2) entering into any employment, change of control, severance or retention agreement with any employee of the Company or its subsidiary (except for certain “at-will” agreements, severance agreements entered in the ordinary course consistent with past practice, or employment agreements terminable on no more than 30 days’ notice) or (3) establishing, adopting, entering into or amending any Company benefit plan or other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

•	authorizing or entering into any agreement, contract, or commitment for any capital expenditures in excess of $10 million in the aggregate, except for expenditures (1) contemplated by the Company’s 2014 or 2015 budget, (2) made in response to any emergency and (3) associated with the opening of new stores in the ordinary course of business consistent with past practice;

•	making any acquisition of, or investment in, assets or capital stock of any other person other than leases entered into in the ordinary course of business consistent with past practice;

•	making any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or writing off as uncollectible any material accounts receivable except in the ordinary course of business and consistent with past practice;

•	(1) making or changing any material tax election, (2) changing an annual accounting period, (3) filing any amended material tax return, (4) entering into any closing agreement with respect to a material amount of tax, (5) settling any material tax claim or assessment or (6) surrendering any right to claim a refund of material taxes;

•	settling, releasing, or forgiving any claim requiring payments to be made in excess of $1 million individually or $5 million in the aggregate, other than intercompany claims, or waiving any right with respect to any material claim held by the Company or its subsidiary other than in the ordinary course of business, or settling or resolving any claim against the Company or its subsidiary on terms that require the Company or its subsidiary to materially alter its existing business practices;

•	incurring or guaranteeing any indebtedness for borrowed money except (1) for any indebtedness incurred under any credit agreement existing on the date of the merger agreement in the ordinary course of business and in a manner consistent with past practice, (2) for any indebtedness between the Company and its subsidiary, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness, (4) for any guarantees by the Company of indebtedness of its subsidiary or guarantees by the Company’s subsidiary of indebtedness of the Company and (5) with respect to any indebtedness not in accordance with clauses (1) through (4), for any indebtedness not to exceed $10 million in aggregate principal amount outstanding at the time incurred by the Company or its subsidiary; or

•	committing to do any of the foregoing.

Other Covenants and Agreements

Stockholders Meeting, Stockholder Approval

The Company has agreed to, as soon as reasonably practicable following the date the SEC confirms it has no further comments on this proxy statement, take all action to establish a record date for, call, give notice of, and hold the special meeting for the purpose of obtaining stockholder approval of the merger agreement and the merger. The Company has also agreed to use its reasonable best efforts to obtain stockholder approval, including soliciting from the holders of Company common stock proxies in favor of the adoption of the merger agreement and the approval of the merger. The Company may not adjourn or postpone the special meeting without consulting Couche-Tard except to the extent necessary under applicable law or in order to obtain a quorum of stockholders.

Access and Information

Subject to certain exceptions and limitations, between the date of the merger agreement and the earlier of the effective time or the termination of the merger agreement in accordance with its terms, the Company is required to (1) afford Couche-Tard and its representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, contracts, and records and (2) furnish such information concerning its business, personnel, assets, liabilities and properties as is reasonably requested by Couche-Tard.

Efforts to Complete the Merger

The Company, Couche-Tard and Merger Sub have each agreed to:

•	promptly, but in no event later than fifteen business days after the date of the merger agreement, file any and all required notification and report forms under the HSR Act with respect to the merger and the other transactions contemplated by the merger agreement;

•	use commercially reasonable efforts to cooperate with each other in determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required to be obtained from, any third parties or other governmental entities in connection with the merger agreement and the merger and to promptly make such filings and obtain such consents, permits, authorizations or approvals;

•	supply as promptly as reasonably practicable any additional information or documents that may be requested by a governmental entity; and

•

take or cause to be taken all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement, including taking all further action as may be necessary to resolve any objections by a governmental entity with respect to the transactions contemplated by the merger agreement, and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the merger so as to enable the closing to occur as soon as reasonably possible, including (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Couche-Tard or its subsidiaries or affiliates or the Company or its subsidiary and (2) otherwise taking or committing to take any actions that after the closing would limit Couche-Tard’s or its subsidiaries’ (including the surviving corporation) or affiliates’ freedom of action with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry, or to effect the dissolution, of any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the closing. However, the Company and its subsidiary are not required to become subject to, or consent or agree to take any action with respect to, any requirement, condition, understanding, agreement or order of a governmental entity to sell, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its affiliates, unless the requirement, condition, understanding, agreement or order is binding on the Company only in the event the closing occurs.

The parties are required to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to the foregoing provisions. The parties are also required to cooperate in all respects and use their respective commercially reasonable efforts to contest and resist any administrative or judicial action or proceeding, including any proceeding by a private party, that is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violative of any law, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that prohibits, prevents, delays or restricts consummation of the merger and the other transactions contemplated by the merger agreement.

No Solicitation; Acquisition Proposals

The Company has agreed under the merger agreement, subject to certain exceptions described below, to cease, and to cause it and its subsidiary’s directors, officers, employees, consultants, accountants, legal counsel, investment bankers and other financial advisors, agents and other representatives and intermediaries (collectively, “representatives”) to cease, any and all activities, discussions or negotiations conducted prior to the date of the merger agreement with any person with respect to an acquisition proposal (as defined below) and to instruct each person that had executed a confidentiality agreement relating to an acquisition proposal to promptly return or destroy all confidential information, documents and materials previously provided to such person by the Company, its subsidiary or representatives. Additionally, subject to certain exceptions, the Company and its subsidiary will not, and will not permit their representatives to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage the submission of any inquiry, discussion, offer, proposal, or request from any person that could constitute or could reasonably be expected to result in an acquisition proposal;

•	grant any waiver under any confidentiality, standstill or similar obligation of any third party with respect to the Company or its subsidiary;

•	engage in or enter into, continue or otherwise participate in any discussions or negotiations in connection with an acquisition proposal or any inquiry, discussion, offer, proposal or request that could reasonably be expected to result in an acquisition proposal;

•	furnish non-public information relating to the Company or its subsidiary or afford access to the Company’s and its subsidiary’s officers, employees, agents, properties, books, contracts and records to any third party in connection with an acquisition proposal or any inquiry, discussion, offer, proposal or request that could reasonably be expected to result in an acquisition proposal;

•	otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposal; or

•	approve any transaction under, or any person becoming an “interested stockholder” under Section 203 of the DGCL.

Under the merger agreement, an “acquisition proposal” means (1) any offer or proposal (a) for a merger, reorganization, recapitalization, consolidation, tender offer, share exchange, business combination or other similar transaction involving the Company or its subsidiary that would result in any person owning 20% or more of the voting power of the Company, (b) to acquire, directly or indirectly, securities representing more than 20% of the voting power of the Company or (c) for the sale, lease, exchange, mortgage, transfer or other disposition of more than 20% of the consolidated assets of the Company or to which 20% or more of the Company’s consolidated revenue are attributable, (2) a reorganization, recapitalization, liquidation or dissolution of the

Company, or (3) any other transaction having a similar effect to the foregoing, in each case, other than the merger contemplated by the merger agreement and whether in a single transaction or a series of related transactions.

In the event the Company receives an acquisition proposal, any inquiry that would reasonably be expected to result in an acquisition proposal, any request for non-public information or access to the business, properties, assets, books or records of the Company or its subsidiary, the Company is required to promptly, but in any event within 24 hours, notify Couche-Tard of such receipt or occurrence, inquiry or request, and is required to keep Couche-Tard informed in all material respects on a reasonably prompt basis of all material developments, discussions and negotiations.

Notwithstanding the general restrictions described above, the board, directly or through affiliates or representatives may (1) take and disclose to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act and make any disclosure to the Company’s stockholders if the board determines in good faith after consultation with outside counsel that failure to do so would be inconsistent with its fiduciary duties under applicable law or is otherwise required under applicable law and (2) prior to the stockholders meeting, may (a) engage in negotiations or discussions with any person and its representatives in response to a bona fide written acquisition proposal submitted by such person after the date of the merger agreement that was not the result of any violation of the non-solicitation provisions of the merger agreement, (b) furnish to such person information relating to the Company or its subsidiary and provide access to the Company’s and its subsidiary’s officers, employees, agents, properties, books, contracts and records pursuant to a confidentiality agreement with such person on terms not materially less favorable in the aggregate to the Company than those contained in the confidentiality agreement with Couche-Tard (an “acceptable confidentiality agreement”), and (c) modify, waive, amend or release any existing standstill obligations owed by any such person to the Company or its subsidiary, in each case, if prior to taking such action, (i) the board determines in good faith (x) after consultation with outside legal counsel and financial advisors that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal (as defined below) and (y) after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (ii) the Company has complied with the non- solicitation provisions of the merger agreement, and (iii) prior to furnishing such information or affording such access, the Company has entered into an acceptable confidentiality agreement and, to the extent nonpublic information that has not been made available to Couche-Tard is made available to such person, furnish such information to Couche-Tard substantially concurrently with the time it is furnished to such other person.

Under the merger agreement, a “superior proposal” means any bona fide acquisition proposal (on its most recently amended or modified terms, if amended or modified) received after the date of the merger agreement without any material violation of the restrictions set forth above that the board determines in its good faith judgment (after consultation with the Company’s outside legal counsel and financial advisors of nationally recognized reputation and taking into account all financial, legal, regulatory and other aspects of the acquisition proposal the board considers to be appropriate) (i) would be, if consummated, more favorable to the Company’s stockholders from a financial point of view than the merger agreement and the merger and (ii) is reasonably likely to be consummated if accepted, except that the reference to “20%” in the definition of “acquisition proposal” will be deemed to be a reference to “50%.”

In addition, except as described below, neither the board nor any committee thereof may:

•	withdraw, qualify, modify, or amend the recommendation by the board in favor of the approval of the merger agreement and the merger;

•	approve, endorse or recommend an acquisition proposal; or

•	approve, recommend or allow the Company to enter into a letter of intent or contract relating to an acquisition proposal (any of the foregoing a “change in recommendation”).

Notwithstanding the restrictions described above, at any time prior to receipt of stockholder approval, (1) the board may (a) withdraw, qualify, modify or amend its recommendation in response to a material intervening event that affects the business, assets or operations of the Company that was unknown or if known, the magnitude or material consequences of which were not reasonably foreseeable by, the board prior to the date of the merger agreement or (b) make a change in recommendation following receipt of an acquisition proposal that the board determines in good faith, in consultation with its financial advisors and outside legal counsel, is a superior proposal, and (2) following receipt of a written acquisition proposal that the board determines in good faith, in consultation with its financial advisors and outside legal counsel, is a superior proposal, the board may terminate the merger agreement for the purpose of entering into a definitive alternative acquisition agreement with respect to such superior proposal, if the board has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Prior to taking any such action, the Company is required to (1) provide Couche-Tard with four business days’ prior written notice advising Couche-Tard it intends to effect a change in recommendation and the reasons therefor and specifying the terms and conditions of the superior proposal, if applicable, and (2) have negotiated in good faith with Couche-Tard to amend the terms of the merger agreement (a) in a manner that obviates the need to effect a change in recommendation or (b) such that an acquisition proposal would no longer constitute a superior proposal, as applicable. Concurrently with entering into an alternative acquisition agreement pursuant to a superior proposal, the Company is required to terminate the merger agreement and pay a termination fee of $39.5 million to Couche-Tard.

Employee Matters

The merger agreement provides that Couche-Tard will honor, or will cause the surviving corporation to honor, all Company benefit plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the effective time. For one year following the effective time, Couche-Tard will provide to each employee who continues to be employed with the surviving corporation or its subsidiaries (each employee, a “continuing employee”) with:

•	a base salary or hourly wage rate that is, in each case, no less favorable than the base salary or hourly wage rate that was provided to continuing employees immediately prior to the effective time;

•	incentive compensation opportunities that are no less favorable than the incentive compensation opportunities that are provided to similarly situated employees of Couche-Tard and its subsidiaries; and

•	other employee benefits (excluding, for this purpose, any stock or equity-based benefits) that, in the aggregate, are no less favorable than the employee benefits that were provided to continuing employees prior to the effective time.

In addition, for the 18-month period following the merger, Couche-Tard will provide, or will cause the surviving corporation or one of its subsidiaries to provide, each continuing employee whose employment terminates within such 18-month period with severance benefits that are no less favorable than the severance benefits provided for under the severance arrangements of Couche-Tard and its subsidiaries (other than the Company and its subsidiary), except as otherwise required pursuant to a plan, program, agreement or arrangement covering the applicable continuing employee as agreed by the parties.

Couche-Tard will grant, or will cause the surviving corporation to grant, each continuing employee credit for any service with the Company and its subsidiary before the effective time for eligibility, vesting and benefit accrual purposes in each case under any benefit or compensation plan, program, agreement or arrangement in which the continuing employee commences to participate on or after the effective time (each, a “new plan”), to the extent permitted under the applicable new plan. Couche-Tard will provide each continuing employee who is eligible under the Company’s Severance Pay Plan as of the effective time, severance benefits that are no less favorable than those provided under the Company’s Severance Pay Plan, except that each such continuing employee will not be entitled to any less than four weeks’, or any more than 20 weeks’, base weekly pay, taking into account all service whether before or after the effective time.

The Company may pay, immediately prior to the effective time, full year annual bonus awards in respect of the fiscal year in which the effective time occurs, with such payments to be based on the greater of (1) actual performance (linearly extrapolating in good faith the Company’s performance as of the effective time through the end of the then current fiscal year) and (2) target performance.

Each award of performance-based cash that is outstanding immediately prior to the effective time, whether vested or unvested, that is subject to performance-based vesting and for which the performance period is incomplete as of the effective time, will, as of the effective time, become fully vested and cancelled, and each holder of such award will be entitled to receive an amount in cash in respect of such award equal to the greater of (1) the target amount of the cash-based award and (2) the actual amount that would have been paid pursuant to such award based on actual performance achieved during the twelve (12) month period ending on the last day of the fiscal month most recently completed on or prior to the effective time.

Indemnification of Directors and Officers; Insurance

Under the merger agreement, Couche-Tard has agreed to, or to cause the surviving corporation to, provide, to the fullest extent permitted by applicable law, indemnification to each person who was a director or officer of the Company or its subsidiary or serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust at or prior to the effective time of the merger, with respect to all acts or omissions by such individual in such capacity at any time prior to the effective time, to the same extent and under the same conditions and procedures as such person was entitled on the date of the merger agreement under the organizational documents of the Company or its subsidiary and as provided in employment or indemnification agreements with such person as in effect on the date of the merger agreement.

The merger agreement also requires Couche-Tard to cause the surviving corporation to maintain in effect for six years from the effective time the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the effective time. The surviving corporation may substitute policies with reputable carriers of at least the same coverage containing terms, conditions and exclusions that are not less favorable than the Company’s current directors’ and officers’ liability insurance policies. However, the surviving corporation is not required to incur an annual premium expense greater than 300% of the annual premiums currently paid by the Company. If the surviving corporation is unable to maintain a policy because the annual premium expense is greater than 300% of the Company’s current premiums, the surviving corporation is obligated to obtain as much insurance as is available for the amount that is 300% of the Company’s current annual premiums. The Company may purchase a six-year “tail” prepaid officers’ and directors’ liability insurance policy prior to the completion of the merger. If such a “tail” policy is purchased, Couche-Tard will not terminate such policy and will cause all obligations thereunder to be honored by it and the surviving corporation.

Additionally, from the effective time until the sixth anniversary of the date on which the effective time occurs, Couche-Tard and the surviving corporation will, to the fullest extent permitted under applicable requirements under law, indemnify and hold harmless each person who was a director or officer of the Company or its subsidiary or serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or trustee of any trust at or prior to the effective time of the merger, in his or her capacity as an officer or director of the Company or its subsidiary, against all losses, claims, damages, liabilities, fees, expenses, judgments, or fines incurred by such person as an officer or director of the Company in connection with any pending or threatened proceeding based on or arising out of the fact that such person is or was a director or officer of the Company and its subsidiary prior to the effective time and pertaining to any and all matters pending, existing or occurring at or prior to the effective time.

Other Covenants

The merger agreement contains additional agreements among the Company, Couche-Tard and Merger Sub relating to, among other matters:

•	the filing of this proxy statement with the SEC and cooperation in response to any comments from the SEC with respect to this proxy statement;

•	the notification of stockholder litigation or claims in connection with the merger agreement;

•	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement;

•	actions to cause the disposition of equity securities of the Company held by each director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt pursuant to Rule 16b-3 under the Exchange Act;

•	delivery of a customary payoff letter with respect to the Company’s credit facilities; and

•	the de-listing of the Company common stock from Nasdaq and the deregistration of the Company common stock under the Exchange Act.

Conditions to the Merger

The obligations of the Company, Couche-Tard and Merger Sub to effect the merger are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	the approval and adoption of the merger agreement and the merger by the stockholders of the Company;

•	the absence of any statute, rule, regulation, executive order, decree or ruling having been adopted or promulgated, or temporary restraining order, preliminary or permanent injunction or other order having been issued by a court or other United States governmental entity having the effect of making the merger illegal or otherwise prohibiting the consummation of the merger; and

•	the expiration or termination of any applicable waiting period under the HSR Act (or any extension thereof).

The obligations of Couche-Tard and Merger Sub to effect the merger are subject to the satisfaction, or waiver by Couche-Tard, on or prior to the closing date, of the following additional conditions:

•	the representations and warranties of the Company with respect to (1) stockholder approval must be true and correct in all material respects both when made and at and as of the closing date, as if made at and as of such time, (2) capitalization and absence of a Company material adverse effect must be true and correct in all respects both when made and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date) and (3) all other matters must be true and correct both when made and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect, and the Company must have delivered a certificate of an executive officer to Couche-Tard to such effect;

•	the Company must have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the closing date, and the Company must have delivered a certificate of an executive officer to Couche-Tard to such effect; and

•	a Company material adverse effect must not have occurred since the date of the merger agreement.

The obligations of the Company to effect the merger are subject to the satisfaction, or waiver by the Company, on or prior to the closing date, of the following additional conditions:

•	the representations and warranties of Couche-Tard and Merger Sub must be true and correct in all material respects both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and Couche-Tard must have delivered a certificate of an executive officer to the Company to such effect; and

•	Couche-Tard and Merger Sub must have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the closing date, and Couche-Tard must have delivered a certificate of an executive officer to the Company to such effect.

Termination

The merger agreement may be terminated at any time prior to the effective time, and except as described below, whether before or after receipt of stockholder approval:

•	by mutual written consent of Couche-Tard and the Company;

•	by either the Company or Couche-Tard if:

•	the effective time has not occurred on or before December 18, 2015, so long as the party seeking to terminate has not undertaken any action or failed to fulfill any obligation under the merger agreement that has resulted in the failure of the effective time to occur on or before such date, if such action or failure to perform constituted a breach of the merger agreement;

•	a governmental entity has issued an injunction or similar order enjoining or otherwise prohibiting the consummation of the merger and the injunction has become final and non-appealable, so long as the party seeking to terminate has used the efforts required of it under the merger agreement to remove the injunction and so long as the party seeking to terminate did not breach any provision under the merger agreement, which breach resulted in the injunction or the failure of the injunction to be lifted; or

•	the required vote of the stockholders of the Company to approve and adopt the merger agreement and the merger is not obtained at the special meeting (including any adjournments or postponements);

•	by Couche-Tard if:

•	prior to obtaining stockholder approval:

•	the board effected a change of recommendation or approved or recommended a superior proposal;

•	the Company has entered into, or publicly announced its intention to enter into, an alternative acquisition agreement;

•	the Company has willfully or intentionally breached in any material respect or willfully or intentionally failed to perform in any material respect the non-solicitation provisions in the merger agreement;

•	the board fails to reaffirm its recommendation of the merger agreement and the merger within ten business days after the date any acquisition proposal is first publicly disclosed;

•	a tender offer or exchange offer relating to the Company common stock has been commenced by a person unaffiliated with Couche-Tard and the Company has not sent its stockholders, within ten business days after such tender offer or exchange offer is first published, a statement reaffirming the board’s recommendation of the merger agreement and the merger and recommending that stockholders reject such tender offer or exchange offer; or

•	the Company or the board (or any committee thereof) publicly announces its intentions to do any of the actions specified in the preceding five bullet points; or

•	the Company has breached any representation, warranty, covenant or agreement such that the conditions to Couche-Tard’s obligations to complete the merger would not be satisfied and such breach, if reasonably capable of being cured, is not cured, provided that Couche-Tard shall not have the right to terminate the merger agreement if Couche-Tard or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

•	by the Company:

•	pursuant to its termination right described under the section titled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals”; or

•	if Couche-Tard or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in the merger agreement, such that the conditions to the Company’s obligations to complete the merger would not be satisfied and such breach, if reasonably capable of being cured, is not cured, provided that the Company shall not have the right to terminate the merger agreement if the Company is then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement.

Termination Fee

The Company is required to pay to Couche-Tard or its designee a termination fee of $39.5 million in the event that:

•	Couche-Tard terminates the merger agreement after (1) the board effected a change of recommendation or approved or recommended a superior proposal, (2) the Company entered into, or publicly announced its intention to enter into, an alternative acquisition agreement, (3) the Company willfully or intentionally breached in any material respect or willfully or intentionally failed to perform in any material respect the non-solicitation provisions in the merger agreement, (4) the board failed to reaffirm its recommendation of the merger agreement and the merger within ten business days after the date any acquisition proposal was first publicly disclosed, (5) a tender offer or exchange offer relating to the Company common stock was commenced by a person unaffiliated with Couche-Tard and the Company failed to send its stockholders, within ten business days after such tender offer or exchange offer was first published, a statement reaffirming the board’s recommendation of the merger agreement and the merger and recommending that stockholders reject such tender offer or exchange offer or (6) the Company or the board (or any committee thereof) publicly announced its intentions to do any of the actions specified in (1) - (5);

•	the Company terminates the merger agreement pursuant to the termination right described under the section titled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals”; or

•	(1) the merger agreement is terminated (x) by either the Company or Couche-Tard after the failure of the stockholders of the Company to approve and adopt the merger agreement and the merger at the special meeting, and prior to the special meeting, an acquisition proposal had been publicly disclosed and not withdrawn or (y) by Couche-Tard because the Company had willfully or intentionally materially breached any of its covenants described under the section titled “The Merger Agreement—Other Covenants and Agreements,” and prior to such termination, an acquisition proposal had been publicly disclosed or otherwise made or communicated to the board, and not withdrawn, and, in either case, (2) within twelve (12) months of such termination, the Company enters into a definitive agreement with respect to, or consummates, an alternative acquisition agreement, which results in a third party acquiring a majority of the voting power of the Company or a majority of the consolidated assets of the Company, or a transaction with a similar effect.

Expenses

All fees and expenses incurred in connection with the merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the merger agreement and the transactions contemplated thereby, will be the obligation of the respective party incurring such fees and expenses, and except as otherwise described above under “—Termination Fee.”

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain a decree or order of specific performance of such covenant or obligation and an injunction restraining such breach or threatened breach.

Amendments; Waiver

The merger agreement may be amended by the parties, with the approval of their respective boards of directors at any time. However, after the approval of the merger agreement by the Company’s stockholders, no amendment shall be made that by law requires further approval by the Company’s stockholders. At any time prior to the effective time, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties, and waive compliance with any of the agreements or conditions contained in the merger agreement.

Governing Law and Jurisdiction; Waiver of Jury Trial

The merger agreement is governed by Delaware law. Each party to the merger agreement has irrevocably agreed to submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States located in the State of Delaware. In addition, each party has irrevocably and unconditionally waived any right to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the merger agreement and any of the agreements delivered in connection with the merger agreement or the transactions contemplated thereby.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s stockholders for a non-binding, advisory vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise related to the merger. This proposal is commonly known as “say-on-golden parachutes,” and we refer to it as the named executive officer merger-related compensation proposal. This compensation is summarized in the Golden Parachute Compensation table under “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger,” including the footnotes to that table and the related narrative discussion.

The board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The board unanimously recommends that the Company’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of The Pantry, Inc. hereby approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of The Pantry, Inc. that is based on or otherwise related to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table, the footnotes to that table and the related narrative discussion.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement and the merger. Accordingly, you may vote to approve and adopt the merger agreement and the merger and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or Couche-Tard. Accordingly, if the merger agreement and merger are approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company’s stockholders.

The above resolution approving the merger-related compensation of the Company’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The board unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The Company’s stockholders are being asked to approve a proposal that will give the Company authority to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the merger agreement and the merger, if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger. If this adjournment proposal is approved, the special meeting could be adjourned by the board to any date. In addition, the board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to approve and adopt the merger agreement and the merger but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal. The Company does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

The board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The Company common stock is traded on Nasdaq under the symbol “PTRY.”

The following table sets forth during the periods indicated the high and low sales prices of the Company common stock for each of the Company’s fiscal quarters:

	Market Price
	High	Low
2015
First Quarter	$37.12	$20.07
Second Quarter (through February 3, 2015)	$37.28	$36.50
2014
First Quarter	$17.62	$10.99
Second Quarter	$17.15	$12.30
Third Quarter	$17.28	$13.41
Fourth Quarter	$21.90	$15.22
2013
First Quarter	$15.10	$11.28
Second Quarter	$13.72	$11.51
Third Quarter	$14.94	$12.10
Fourth Quarter	$13.48	$11.10

The closing sale price of the Company common stock on December 16, 2014, which was the last trading day before media reports of the possibility of a transaction appeared, was $28.86 per share. On February 3, 2015, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock was $36.77 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock owned, as of February 3, 2015, by each of our directors, by our named executive officers, by all directors and executive officers of the Company, and by those persons who were known by us to beneficially own more than 5% of our common stock.

Name of Beneficial Owner (and Address if “Beneficial Ownership” Exceeds 5%)	Total Shares Beneficially Owned(1)	Percentage of Common Stock Ownership
Dennis G. Hatchell	211,043	*
B. Clyde Preslar	88,376	*
Thomas W. Dickson	4,533	*
Todd E. Diener	4,533	*
Wilfred A. Finnegan	39,205	*
Kathleen Guion	8,619	*
Terry L. McElroy	42,360	*
Mark D. Miles	30,705	*
James C. Pappas	4,533	*
Ross J. Pillari	4,066	*
Joshua E. Schechter	18,371	*
Keith S. Bell	146,148	*
Thomas D. Carney	86,700	*
Boris Zelmanovich	37,796	*
All Directors and Executive Officers as a group	886,803	3.8
5% Owners:
Eagle Asset Management(2) 880 Carillon Parkway, St. Petersburg, Florida 33716	1,769,484	7.5
T. Rowe Price Associates, Inc.(3) 100 East Pratt Street, Baltimore, Maryland 21202	1,687,140	7.2
Dimensional Fund Advisors LP(4) Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746	1,632,370	6.9
BlackRock, Inc.(5) 40 East 52nd Street, New York, New York 10022	1,407,401	6.0
JPMorgan Chase & Co.(6) 270 Park Avenue, New York, New York 10017	1,283,922	5.4
GAMCO Investors, Inc.(7) One Corporate Center, Rye, New York 10580	1,227,239	5.2

*	Owns less than 1% of the total outstanding shares of common stock.
(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.
(2)	The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G/A filed with the SEC on January 9, 2015 by Eagle Asset Management, Inc.
(3)	The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G filed with the SEC on February 13, 2014 by T. Rowe Price Associates, Inc.
(4)	The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G/A filed with the SEC on February 10, 2014 by Dimensional Fund Advisors LP.
(5)	The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G/A filed with the SEC on January 30, 2015 by BlackRock, Inc.
(6)	The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G filed with the SEC on February 2, 2015 by JPMorgan Chase & Co.

(7)	The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13D filed with the SEC on December 29, 2014 by GAMCO Investors, Inc.

DISSENTERS’ RIGHTS

Under Delaware law, holders of the Company’s common stock are entitled to dissenters’ rights of appraisal in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL (“Section 262”). Pursuant to Section 262, stockholders of the Company who do not vote in favor of the merger and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Chancery Court if the merger is completed. It is possible that the fair value as determined by the Court may be more or less than, or the same as, the merger consideration. Stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any manner address, fair value under the DGCL. Stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. Any stockholder of the Company wishing to preserve its rights to appraisal must make a demand for appraisal as described below.

The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting Company stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Annex C to this document.

Under Section 262, the Company is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice. The special meeting will be held on March 10, 2015.

This document constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger under Section 262 of the DGCL.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Annex C to this document and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Company common stock, you must:

•	NOT vote your shares of Company common stock in favor of the approval and adoption of the merger agreement and the merger;

•	deliver to the Company a written demand for appraisal of your shares before the date of the special meeting, as described further below under “—Written Demand and Notice”;

•	continuously hold your shares of Company common stock through the date the merger is consummated; and

•	otherwise comply with the procedures set forth in Section 262.

If you sign and return a proxy card, or submit a proxy by telephone or through the internet, that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy, unless the proxy is revoked, will be voted for the approval and adoption of the merger agreement and the merger. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the approval and adoption of the merger agreement and the merger or abstain from voting on the approval and adoption of the merger agreement and the merger.

Only a holder of record of shares of Company common stock, or a person duly authorized and explicitly purporting to act on that stockholder’s behalf, is entitled to assert appraisal rights for the shares of Company common stock registered in that stockholder’s name. To be effective, a demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on their stock certificates, and must state that such person intends thereby to demand appraisal of his or her shares of Company common stock in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares.

If the shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of Company common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of Company common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Stockholders who vote in favor of the adoption and approval of the merger agreement and the merger will not have a right to have the fair market value of their shares of Company common stock determined. However, failure to vote in favor of the approval and adoption of the merger agreement and the merger is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to the Company a written demand for payment of the fair value of the Company common stock held by you. In order to assist stockholders in determining whether to exercise appraisal rights, copies of the Company’s audited consolidated financial statements as of and for the year ended September 25, 2014 are incorporated by reference in this document.

Written Demand and Notice

A written demand for appraisal should be filed with the Company before the special meeting. The demand notice shall be sufficient if it reasonably informs the Company of your identity and that you wish to seek appraisal with respect to your shares of Company common stock. All demands should be delivered to: The Pantry, Inc., 305 Gregson Drive, Cary, North Carolina 27511.

The surviving corporation, within ten days after the effective date of the merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the merger of the effective date of the merger.

Judicial Appraisal

Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who is entitled to appraisal rights and has otherwise complied with Section 262 may file a petition with the Delaware Court of Chancery demanding a determination of the value of the common stock of the Company held by all such stockholders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Company common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached by the surviving corporation. After notice to the surviving corporation and dissenting stockholders who demanded payment of their shares of Company common stock, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines the holders of Company common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, to be paid, if any, upon the amount determined to be “fair value” in an appraisal proceeding. In determining the fair value of the shares the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment.

Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Company common stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Company common stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the merger.

Request for Appraisal Data

If you submit a written demand for appraisal of your shares of Company common stock and otherwise properly perfect your appraisal rights, you may, upon written request mailed to the surviving corporation within 120 days after the effective date of the merger, receive a written statement identifying (1) the aggregate number of shares of Company common stock that were not voted in favor of the adoption and approval of the merger agreement and the merger and with respect to which the Company has received written demands for appraisal; and (2) the aggregate number of holders of such shares. The surviving corporation will mail this statement to you within 10 days after receiving your written request. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period after the effective date of the merger, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation will be under no obligation to take any action in this regard and the Company and Couche-Tard have no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of Company common stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.

Withdrawal

Even if you submit a written demand for appraisal of your shares of Company common stock and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the effective date of the merger, except that any such attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered under the merger agreement within 60 days after the effective date of the merger. If you withdraw your demand, you will be deemed to have accepted the terms of the merger agreement, which terms are summarized in this document and which agreement is attached in its entirety as Annex A.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached as Annex C to this document. The Company urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to: The Pantry, Inc., Attention: Investor Relations, 305 Gregson Drive, Cary, North Carolina 27511. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, the Company does not expect to hold an annual meeting of stockholders in 2015. If the merger is not completed, you will continue to be entitled to attend and participate in the Company’s annual meetings of stockholders, and the Company will hold a 2015 annual meeting of stockholders, in which case the Company will provide notice of or otherwise publicly disclose the date on which such 2015 annual meeting will be held. If the 2015 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2015 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s bylaws, as described below.

The Company’s bylaws contain an advance notice provision requiring that, if a stockholder wants to present a proposal (including a nomination) at the 2015 annual meeting, the stockholder must give the Company timely notice thereof to the Corporate Secretary at its corporate headquarters at 305 Gregson Drive, Cary, North Carolina 27511. In order to be timely, the notice must be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2014 annual meeting. The Company’s bylaws set forth detailed information that must be submitted with any stockholder proposal. In the event that the date of the 2015 annual meeting is more than 30 days before or more than 70 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of the 2015 annual meeting and not later than the close of business on the later of (1) the 90th day prior to the date of the 2015 annual meeting or (2) the 10th day following the date on which public announcement of the date of the 2015 annual meeting is first made by the Company.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, on its website at www.thepantry.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the address and phone number set forth below. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Company common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing the exhibit).

The Pantry, Inc.

305 Gregson Drive

Cary, North Carolina 27511

Attn: Investor Relations

(919) 774-6700

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

•	Annual Report on Form 10-K and Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the Fiscal Year Ended September 25, 2014;

•	Quarterly Report on Form 10-Q for the Quarter Ended December 25, 2014;

•	Definitive Proxy Statement for the Company’s 2014 Annual Meeting, filed on February 14, 2014; and

•	Current Reports on Form 8-K, filed on December 10, 2014 and December 18, 2014.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated February 4, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

COUCHE-TARD U.S. INC.

CT-US ACQUISITION CORP.

and

THE PANTRY, INC.

Dated as of December 18, 2014

i

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2014 (this “Agreement”), among COUCHE-TARD U.S. INC., a Delaware corporation (“Parent”), CT-US ACQUISITION CORP., a Delaware corporation and a direct Wholly Owned Subsidiary of Parent (“Merger Sub”), and THE PANTRY, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub will be merged with and into the Company under the Laws of Delaware (the “Merger”), with the Company surviving the Merger and becoming a Wholly Owned Subsidiary of Parent as a result of the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company unanimously has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving corporation in the Merger and continue as a Delaware corporation (the “Surviving Corporation”) as a result of the Merger.

Section 1.2. Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Merger (the “Closing”) will take place on the date that is the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VIII unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”). The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the parties hereto.

Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger executed in accordance with, and in such form as required by, the relevant provisions of the DGCL (the

“Certificate of Merger”), substantially in the form of Exhibit A hereto. The Merger shall become effective upon the filing of the Certificate of Merger in accordance with the DGCL, or at such later time as is agreed by the parties hereto prior to the Closing Date and specified in the Certificate of Merger (the “Effective Time”).

Section 1.4. Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided for in the DGCL. Under the DGCL, from and after the Effective Time: (a) the Merger of the Company and Merger Sub and their continuance as one company shall become effective; (b) the property of each of the Company and Merger Sub shall become the property of the Surviving Corporation; (c) the Surviving Corporation shall continue to be liable for the obligations and liabilities of each of the Company and Merger Sub; (d) any existing cause of action, claim or liability to prosecution shall be unaffected; (e) a civil, criminal or administrative action or proceeding pending by or against the Company or Merger Sub may be continued to be prosecuted by or against the Surviving Corporation; and (f) a conviction against, or ruling, order or judgment in favor of or against, the Company or Merger Sub may be enforced by or against the Surviving Corporation.

Section 1.5. Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and by-laws of Merger Sub, and as so amended shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6. Directors; Officers.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) Each of the parties hereto shall take all necessary action to cause the officers of the Company immediately prior to the Effective Time to be the officers of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.7. Effect on Share Capital. Pursuant to the terms of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares or shares to be canceled pursuant to Section 1.7(f)) shall be converted automatically into and shall thereafter represent the right to receive $36.75 in cash, without interest (the “Merger Consideration”).

(b) As of the Effective Time, all shares of Company Common Stock (other than Dissenting Shares or shares referred to in Section 1.7(f)) shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration to be paid in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2, without interest.

(c) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who has properly exercised and perfected its, his or her appraisal rights under Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (or any successor provision) (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.2, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate, at its expense, in negotiations and proceedings with respect to such demands for appraisal. Without limiting the generality of the foregoing, prior to the Effective Time the Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), make any material payment or agree to make any material payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(e) Changes to Company Stock. If prior to the Effective Time, the Company should split, subdivide, consolidate, combine or otherwise reclassify the Company Common Stock, or pay a stock dividend in Company Common Stock, or otherwise change the Company Common Stock into any other securities, or make any other such stock dividend in respect of the Company Common Stock, then the Merger Consideration and any other number or amount contained herein that is based upon the price of Company Common Stock or the number of shares of Company Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

(f) Cancellation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Held by Company Subsidiaries. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect Wholly Owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Any shares of Company Common Stock owned by any direct or indirect Wholly Owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall be canceled and shall cease to exist.

Section 1.8. Treatment of Options, Restricted Shares and Restricted Stock Units.

(a) Each option to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time that was granted pursuant to any of the Company’s 1999 Stock Option Plan, as amended, or the Company’s 2007 Omnibus Plan, as amended (collectively, the “Company Stock Plans”), whether vested or unvested (each, a “Company Option”), shall, as of the Effective Time, become fully vested (to the extent not already vested) and be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock of such Company Option multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Option. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law relating to Tax with respect to the making of such payment, within three calendar days following the Effective Time. If the applicable exercise price per share of Company Common Stock equals or exceeds the Merger Consideration, such Company Option shall be cancelled without payment of additional consideration, and all rights with respect to such Company Option shall terminate as of the Effective Time.

(b) Each award of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any of the Company Stock Plans that is outstanding immediately prior to the Effective Time, whether vested or unvested (each, a “Company Restricted Share Award”), shall, as of the Effective Time, become fully vested (without regard to the satisfaction of any performance condition, vesting or other lapse restriction) and be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to such Company Restricted Share Award (which for each Company Restricted Share Award that is subject to performance-based vesting and for which the performance period is incomplete as of the Effective Time, the number of shares of Company Common Stock subject to such award shall be determined pursuant to the last sentence of this Section 1.8(b)) by (ii) the Merger Consideration. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company Restricted Share Awards the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law relating to Tax with respect to the making of such payment, within three calendar days following the Effective Time. For each Company Restricted Share Award that is subject to performance-based vesting and for which the performance period is incomplete as of the Effective Time, the number of shares of Company Common Stock, for purposes of subclause (i) above, shall be determined based on the greater of (x) the target number of shares of Company Common Stock subject to such Company Restricted Share Award and (y) actual performance achieved during the twelve (12) month period ending on the last day of the fiscal month most recently completed on or prior to the Effective Time.

(c) Each award of restricted stock units granted pursuant to any of the Company Stock Plans that is outstanding immediately prior to the Effective Time, whether vested or unvested (each, a “Company RSU Award”), shall as of the Effective Time, become fully vested (without regard to the satisfaction of any performance condition, vesting or other lapse condition) and be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to such Company RSU Award by (ii) the Merger Consideration. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company RSU Awards the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law relating to Tax with respect to the making of such payment, within three calendar days following the Effective Time.

ARTICLE II.

EXCHANGE OF CERTIFICATES

Section 2.1. Exchange Fund. At or prior to the Effective Time, Parent shall deposit with an experienced bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.7, immediately available funds equal to the aggregate Merger Consideration, and Parent shall instruct the Exchange Agent to timely pay the Merger Consideration subject to and in accordance with the terms of Section 2.2 of this Agreement. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Such aggregate cash deposited with the Exchange Agent shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion or (v) any registered open end investment company holding itself out as a “money market fund” or whose investments are otherwise restricted principally to the instruments described in subclauses (i) through (iv) above.

Section 2.2. Exchange Procedures. As promptly as practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Exchange Agent will send to each record holder of shares of Company Common Stock other than Dissenting Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent and shall be in a reasonable and customary form) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate or Book-Entry Shares, upon surrender of a Certificate or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificate and Book-Entry Share so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable pursuant to Section 1.7(a) or Section 1.8. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

Section 2.3. No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares.

Section 2.4. Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.7. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable abandoned property, escheat, or other similar Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.5. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.6. Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.7. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, any holder of Company Options and any holder of Company Restricted Share Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 2.8. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver any deeds, bills of sale, assignments or assurances and to take and do any other actions and things in each case to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.9. Stock Transfer Books. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in the Company’s Annual Report on Form 10-K for its fiscal year ended September 25, 2014, as filed with the SEC on December 9, 2014 (the “2014 Form 10-K”) (other than information that is contained solely in the “Risk Factors” or “Forward-Looking Statements” sections of the 2014 Form 10-K or other information in the 2014 Form 10-K to the extent such information is general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Corporate Organization. Each of the Company and its Subsidiary is duly organized, validly existing and in good standing or similar concept under the Laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Company Material Adverse Effect. Copies of the Company Organizational Documents, with all amendments thereto to the date hereof, have been made available to Parent or its representatives, and such copies are accurate and complete as of the date hereof.

Section 3.2. Qualification to Do Business. Each of the Company and its Subsidiary is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.3. No Conflict or Violation. The execution, delivery and, subject to the receipt of the Required Company Vote, performance by the Company of this Agreement do not and will not (i) violate or conflict with any provision of any Company Organizational Document or any of the organizational documents of the Company’s Subsidiary, (ii) subject to the receipt of any consents set forth in Section 3.4, violate any provision of Law, or any order, judgment or decree of any Governmental Entity, (iii) subject to the receipt of any consents set forth on Schedule 3.4, result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of the Company or its Subsidiary or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Company Licenses and Permits or (iv) except as set forth on Schedule 3.3, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, in any material respect, any Material Contract, except with respect to clauses (ii), (iii) and (iv), for any such violations, Liens, breaches or defaults that would not individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except for: (i) the filing of the Certificate of Merger with the Secretary of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent, the Company or any Subsidiary is qualified to do business as set forth on Schedule 3.4; (ii) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”); (iii) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 3.4; (iv) compliance with the applicable provisions of the NASDAQ Global Select Market; and (v) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.5. Authorization and Validity of Agreement. The Company has the requisite corporate power and authority to execute, deliver and, subject to receipt of the Required Company Vote, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the Required Company Vote, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Company’s stockholders for adoption, and (iv) resolved to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.6. Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock. As of December 16, 2014:

(i) 23,013,030 shares of Company Common Stock and no shares of preferred stock are issued and outstanding;

(ii) 517,747 shares of Company Common Stock are underlying Company Options;

(iii) 421,281 shares of Company Common Stock are underlying Company Restricted Share Awards (including the fiscal 2015 Company Restricted Share Awards set forth in Schedule 5.1(a)(ii)), calculated in accordance with the last sentence of Section 1.8(b) assuming maximum achievement of any applicable performance goals; and

(iv) 9,066 shares of Company Common Stock are underlying Company RSU Awards.

(b) The issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth above in Section 3.6(a), there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by the Company or its Subsidiary), that are convertible into or exercisable for a share of Company Common Stock on a deferred basis or otherwise, or other subscriptions, options, warrants, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company, or other rights that are linked to, or based upon, the value of shares of Company Common Stock. As of the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Surviving Corporation pursuant to any Company Benefit Plan.

(c) The Company has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to Parent, the Merger or the other transactions contemplated by this Agreement.

Section 3.7. Subsidiaries.

(a) The Company has no direct or indirect Subsidiaries except as set forth on Schedule 3.7.

(b) All of the outstanding shares of capital stock, or membership interests or other ownership interests of, the Company’s Subsidiary, as applicable, are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Company, directly or indirectly. The Company has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, its Subsidiary, free and clear of any Liens other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Company’s Subsidiary, as applicable, are the sole outstanding securities of such Subsidiary and there are no outstanding subscriptions, options, warrants, rights or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company’s Subsidiary.

Section 3.8. Company SEC Reports.

(a) The Company has filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), with the SEC since September 28, 2012 (as such documents have since the time of their filing been amended or supplemented, the

“Company SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed on or prior to the date hereof, each of the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company’s Subsidiary is not required to file or furnish any forms, reports or other documents with the SEC.

(b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or as permitted by Regulation S-X, and except with respect to unaudited statements as permitted by Form 10-Q or Form 8-K of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments, which are not expected to be material in amount or effect, and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and its Subsidiary as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(c) The management of the Company has (i) implemented and maintains (x) disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances (1) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (2) that receipts and expenditures of the Company and its Subsidiary are being made only in accordance with authorizations of management and the Company’s Board of Directors, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiary’s assets that could have a material effect on the Company’s financial statements, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (X) any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (Y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d) The Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company stockholders meeting to approve and adopt this Agreement and the Merger (the “Company Stockholders Meeting”) and any amendments or supplements thereto (the “Proxy Statement”), to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (including any amendment or supplement or document incorporated by reference) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or subject matter that has become false or misleading. The Proxy Statement will, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 3.9. Absence of Certain Changes or Events.

(a) Since September 25, 2014 through the date hereof, there has not been any Company Material Adverse Effect.

(b) Except as set forth on Schedule 3.9(b), and, except for discussions, negotiations, and transactions related to this Agreement, since September 25, 2014 through the date hereof, the Company has operated in the ordinary course of business and neither the Company nor its Subsidiary has:

(i) incurred or guaranteed any indebtedness for borrowed money in excess of $10 million in the aggregate, other than between the Company or its Subsidiary;

(ii) failed to pay or satisfy any obligation or liability or accounts payable in excess of $10 million, other than Permitted Liens and obligations and liabilities being contested in good faith and for which adequate reserves have been provided in accordance with GAAP;

(iii) sold or transferred any of its material assets or canceled any material debts or claims or waived any material rights in excess of $10 million;

(iv) granted an increase in the compensation or benefits of any current or former director, officer or employee of the Company or its Subsidiary other than increases in accordance with past practice not exceeding 5% of the employee’s annual base compensation then in effect;

(v) entered into, adopted, amended or otherwise increased the benefits under any (A) employment, change of control, retention or severance agreement or arrangement with respect to any key employee or (B) any Company Benefit Plan, except in each case other than in the ordinary course of business consistent with past practice or as required by applicable Law;

(vi) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, membership interests or other securities, or agreed to do so; or

(vii) entered into any agreement or made any commitment to do any of the foregoing.

Section 3.10. Tax Matters. Except as set forth on Schedule 3.10 or as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) (i) the Company and its Subsidiary has each filed when due all Tax Returns required by applicable Law to be filed by it; (ii) all such Tax Returns were true, correct and complete as of the time of such filing; (iii) all Taxes shown on such Tax Returns as due and payable have been duly and timely paid; and (iv) as of the date of the latest financial statements of the Company, any liability of the Company or its Subsidiary for accrued Taxes not yet due and payable, or that are being contested in good faith, has been provided for on the financial statements of the Company in accordance with GAAP;

(b) there is no action, suit, proceeding, investigation or audit now pending with respect to the Company or its Subsidiary in respect of any Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority;

(c) since January 1, 2010, no claim has been made in writing by any taxing authority in a jurisdiction where the Company or its Subsidiary has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction;

(d) (i) there is no outstanding request for any extension of time for the Company or its Subsidiary to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or its Subsidiary that is currently in force; and (iii) neither the Company nor its Subsidiary is a party to or bound by any agreement with a Person other than the Company or its Subsidiary (other than any customary commercial contract not primarily related to Taxes or commercial lending arrangements) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

(e) the Company and its Subsidiary have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

(f) within the last two years, neither the Company nor its Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;

(g) there is no Lien, other than a Permitted Lien, on any of the assets or properties of the Company and its Subsidiary that arose in connection with any failure or alleged failure to pay any Tax;

(h) neither the Company nor its Subsidiary has any liability for the Taxes of any Person (other than any of the Company and its Subsidiary) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by contract (other than any customary commercial contract not primarily related to Taxes or commercial lending arrangements);

(i) the Company and its Subsidiaries have not entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to any Taxes affecting or relating to the Company and its Subsidiary; and

(j) during the five years preceding the date hereof, there has been no change in any method of accounting utilized by the Company or its Subsidiary that would require any adjustment to taxable income pursuant to the Code after the Closing Date (or any similar or corresponding provision of state, local or foreign Law), and neither the Internal Revenue Service nor any other Governmental Entity has proposed any such adjustment or change in the method of accounting.

Section 3.11. Absence of Undisclosed Liabilities. As of the date of this Agreement, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type that would be required to be reflected on a balance sheet of the Company prepared in accordance with GAAP, except for liabilities or obligations (a) that were incurred after September 25, 2014 in the ordinary course of business consistent with past practice, (b) that were set forth on the Company’s consolidated balance sheet for the fiscal year ended September 25, 2014 included in the Company Financial Statements in the Company SEC Reports prior to the date hereof, (c) that were incurred under this Agreement or in connection with the transactions contemplated hereby or (d) that would not have a Company Material Adverse Effect.

Section 3.12. Company Property.

(a) To the Knowledge of the Company, the Company and its Subsidiary have good and valid title to all of the material real property owned by the Company and its Subsidiary (the “Company Owned Real Property”) in all material respects, free and clear of Liens other than Permitted Liens.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each lease, license, sublease and occupancy agreement, together with any material amendments thereto (each, a “Company Lease” and collectively, the “Company Leases”; the Company Leases together with the Company Owned Real Property, collectively, the “Company Property”) with respect to all real property leased, licensed, subleased or otherwise used or occupied by the Company or its Subsidiary as lessee or sublessee as of the date hereof is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of the other party or parties thereto, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy, creditor’s rights or similar Laws, and subject to Permitted Liens. Neither the Company nor its Subsidiary is in material breach or material default under any of the Company Leases except as would not reasonably be expected to have a Company Material Adverse Effect, and, except pursuant to the terms of each Company Lease, no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Company Lease except as would not reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, all buildings, structures, fixtures, building systems and equipment, and all components that are part of the Company Property are in material compliance with all applicable Laws and are structurally sound and in good operating condition in all material respects and in a state of good and working maintenance and repair in all material respects, and are reasonably adequate and reasonably suitable for the operation of the Company’s business except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, each Company Property is in compliance in all material respects with all applicable zoning requirements and the current use of such Company Property is a permitted or legally established use under applicable zoning requirements. To the Knowledge of the Company, there is no pending or written or oral threat of condemnation or similar action affecting any of the Company Property.

Section 3.13. Intellectual Property.

(a) Except as set forth on Schedule 3.13(a), (i) the Company and its Subsidiary own all right, title and interest in and to, or have valid and enforceable licenses to use, all material Company Intellectual Property used in the operation of the business as presently conducted; (ii) to the Knowledge of the Company, no third party is infringing any material Company Owned Intellectual Property; (iii) the Company and its Subsidiary are not infringing, misappropriating or violating any material Intellectual Property right of any third party; and (iv) there is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary: (x) alleging any such violation, misappropriation or infringement of a third party’s Intellectual Property rights, or (y) challenging the Company’s or its Subsidiary’s ownership or use of, or the validity or enforceability of, any Company Owned Intellectual Property.

(b) Schedule 3.13(b) sets forth a true, correct and complete list of all issued Patents, registered trademarks and service marks, registered copyrights, and applications for any of the foregoing, in each case issued by, filed with, or recorded by, any Governmental Entity and constituting Company Owned Intellectual Property (“Company Registered Intellectual Property”) and the owner of record, date of application, registration or issuance, and relevant jurisdiction as to each. All Company Registered Intellectual Property is owned by the Company and/or its Subsidiary, free and clear of all Liens other than Permitted Liens.

(c) Schedule 3.13(c) sets forth a complete list of all material agreements relating to the Company Owned Intellectual Property or the right of the Company or its Subsidiary to use the proprietary rights of any third party. The consummation of the transactions contemplated hereunder shall not have the effect of restricting or altering the Company’s or its Subsidiary’s rights in or to any of the material Company Owned Intellectual Property or to any third party Intellectual Property that the Company or its Subsidiary have a right or license to use and that is material to the operation of the business as presently conducted.

(d) The Company and its Subsidiary have in place commercially reasonable measures to protect and preserve the confidentiality of their trade secrets and other material confidential information.

Section 3.14. Licenses and Permits. The Company and its Subsidiary own or possess all right, title and interest in and to all licenses, permits, franchises, registrations, authorizations and approvals issued or granted by any Governmental Entity that is required by applicable Law in order for the Company and its Subsidiary to conduct its business as it is being conducted as of the date hereof (the “Company Licenses and Permits”) except where failure to so own or possess such Company Licenses and Permits would not have a Company Material Adverse Effect. The Company Licenses and Permits are, in all material respects, valid and in full force and effect and neither the Company nor its Subsidiary is in violation of any of the Company Licenses and Permits, except where the violation has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.15. Compliance with Law.

(a) Since September 29, 2011, the operations of the business of the Company and its Subsidiary have been conducted in accordance with all applicable Laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations, except where the failure to be in compliance has not had and would reasonably be expected not to have a Company Material Adverse Effect.

(b) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market.

Section 3.16. Litigation. Except as set forth on Schedule 3.16, there are no claims, actions, suits, proceedings, or, to the Knowledge of the Company, investigations pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, brought by or against any of the Company or its Subsidiary or any of their officers or directors involving or relating to the Company or its Subsidiary, other than any such claim, action, suit, proceeding, or investigation that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.16, there is no material judgment, decree, injunction, rule or order of any Governmental Entity outstanding, or to the Knowledge of the Company, threatened, against either the Company or its Subsidiary.

Section 3.17. Contracts.

(a) Except for this Agreement, each Company Benefit Plan and the contracts filed as exhibits to the Company SEC Reports, Schedule 3.17(a) sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all contracts to which the Company or its Subsidiary is a party or by which the Company, its Subsidiary or any of their respective properties or assets is bound (other than Company Benefit Plans and Company Leases) that:

(i) are currently in effect and would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relate to indebtedness having an outstanding amount in excess of $10 million individually or $50 million in the aggregate, other than any indebtedness between the Company and its Subsidiary;

(iii) involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract (or series of related contracts) in excess of $5 million;

(iv) are contracts (or a series of related contracts, with a supplier or a group of a suppliers) for the purchase or sale of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company and its Subsidiary or to the Company and its Subsidiary, respectively, of $10 million or more, other than those that can be terminated by the Company or its Subsidiary on less than 90 days’ notice without payment by the Company or its Subsidiary of any material penalty;

(v) are material franchise contracts related to the operation by the Company and its Subsidiary of food and beverage franchises (including quick service restaurants) at any Company Property;

(vi) are contracts between the Company or its Subsidiary, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or five percent (5%) stockholders of the Company, on the other hand, other than employment related contracts set forth on Schedule 3.18(f) and indemnification, stock option or restricted stock contracts entered into in the ordinary course of business; or

(vii) are material dealer or branded retailer contracts.

(b) Each Material Contract is valid and binding on the Company and its Subsidiary to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18. Employee Benefit Plans; Employees.

(a) Schedule 3.18(a) lists all material Company Benefit Plans. With respect to each material Company Benefit Plan, the Company has delivered or made available to Parent copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent favorable determination letter from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) Except as would not have or reasonably be expected to have a Company Material Adverse Effect or as set forth on Schedule 3.18(b), (i) no Company Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Company Benefit Plan provides health or other welfare benefits to former employees of the Company or its Subsidiary other than health continuation coverage pursuant to COBRA, (ii) each Company Benefit Plan has been maintained and administered in compliance in all respects with the applicable requirements of ERISA, the Code and any other applicable Laws, (iii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan; (iv) no liability under Title IV of ERISA has been or, to the Knowledge of the Company, is reasonably expected to be incurred by the Company; (v) to the Knowledge of the Company, neither the Company nor its Subsidiary has engaged in any transaction with respect to any Company Benefit Plan that would be reasonably likely to subject the Company or its Subsidiary to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law; and (vi) to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to subject the Company or its Subsidiary to any assessable payment under Section 4980H of the Code with respect to any period prior to the Effective Time.

(c) All material contributions and other material payments required to be made by the Company to any Company Benefit Plan have been made, or reserves adequate for such contributions or other payments have been set aside therefor. Except as would not have or reasonably be expected to have a Company Material Adverse Effect or as set forth on Schedule 3.18(c), (i) the Company is not in default in performing any of its material contractual obligations under any Company Benefit Plan or any related trust agreement or insurance contract, (ii) the Company has paid all liabilities for insurance premiums for benefits provided under the insured Company Benefit Plans and has paid all amounts due and (iii) there are no outstanding liabilities under any Company Benefit Plan other than liabilities for benefits to be paid in the ordinary course of business to participants in such Company Benefit Plans and their beneficiaries.

(d) Except as set forth on Schedule 3.18(d) or as required pursuant to the terms of this Agreement or applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company or its Subsidiaries.

(e) Except as would not have or reasonably be expected to have a Company Material Adverse Effect or as set forth on Schedule 3.18(e), (i) the Company and each of its Subsidiaries are in compliance, in all respects, with all applicable Laws regarding employment, labor and wage and hour matters; (ii) with respect to each employee of the Company or its Subsidiary, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) neither the Company nor its Subsidiary is a party to any collective bargaining agreement or other contract with any labor organization or other representative of any of its employees; (iv) there are no material strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes, pending or, to the Knowledge of the Company, threatened against or involving any of the employees of the Company or its Subsidiaries.

(f) The Company and its Subsidiary are not delinquent in any material respect in payments to any employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them.

(g) Except as set forth on Schedule 3.18(g)(i), there are no written employment contracts or agreements for a specified duration that cannot be terminated on less than sixty (60) days’ notice without penalty or severance obligation, agreements providing for severance or other benefits in the event of termination (other than accrued obligations), or agreements establishing a standard of “just cause” by the employee for dismissal between the Company or its Subsidiary and any of its current management employees. The Company has made available to Parent complete copies of the Company’s formal severance plans and policies applicable to its employees. Except as set forth in such severance plans and policies or as set forth on Schedule 3.18(g)(ii), upon termination of the employment of any of the Company’s employees after the date hereof or after the Effective Time, neither the Company nor the Surviving Corporation will be liable to any of the terminated employees for severance pay or other severance benefits.

(h) During the five years preceding the date hereof, the Company has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used in connection with its business; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility used in connection with its business.

Section 3.19. Insurance. Except as would not have a Company Material Adverse Effect, all surety bonds, fidelity bonds and all material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of the Company and its Subsidiary and their material assets, properties and operations are in full force and effect. Except as would not have a Company Material Adverse Effect, neither the Company nor its Subsidiary is in default under any provisions of any such policy of insurance nor has the Company or its Subsidiary received notice of cancellation of or canceled any such insurance.

Section 3.20. Affiliate Transactions. Except as set forth in the Company SEC Reports filed prior to the date hereof or as set forth on Schedule 3.20, there are no transactions, agreements, arrangements or understandings between the Company or its Subsidiary, on the one hand, and any director or executive officer of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on Schedule 3.17(a).

Section 3.21. Environmental Matters. Except as would not have a Company Material Adverse Effect: (a) Since September 29, 2011, each of the Company and its Subsidiary is and has been in compliance with all applicable Laws, regulations or other legal requirements relating to the protection of the environment or human health and safety (“Environmental Laws”), which compliance includes obtaining, maintaining or complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary or any real property owned, operated or leased by the Company or its Subsidiary, (c) neither the Company nor its Subsidiary has received any written notice of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements on the part of the Company or its Subsidiaries relating to or arising under Environmental Laws, (d) there are and have been no Hazardous Materials present on any real property owned or leased by the Company or its Subsidiary in a manner and concentration that would reasonably be expected to result in any claim against the Company or its Subsidiaries under any Environmental Law, and (e) as of the date hereof, the Company’s underground storage tank systems (“UST Systems”) comply with all applicable requirements relating to the registration, reporting, licensing, use and maintenance of UST Systems such that its UST Systems (and the Company as the owner and/or operator thereof) qualify for inclusion in all applicable federal, state and local government funds for the reimbursement of corrective action costs relating to UST Systems (“UST Funds”) and for all applicable reimbursement pursuant to such UST Funds.

Section 3.22. No Brokers. Except as set forth on Schedule 3.22, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Company or its Subsidiary in connection with this Agreement or the transactions contemplated hereby other than Merrill Lynch, Pierce, Fenner & Smith Incorporated. The aggregate compensation payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated (and any other brokers) by the Company or its Subsidiary in connection with the Merger and the other transactions contemplated by this Agreement will not exceed the amount set forth on Schedule 3.22.

Section 3.23. State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is, or at the Effective Time will be, applicable to this Agreement, the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

Section 3.24. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of this Agreement, to the effect that, as of such date, and based on and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair from a financial point of view to such holders. A written copy of such opinion will be made available to Parent solely for informational purposes promptly following execution of this Agreement.

Section 3.25. Vote Required. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders Meeting, or any adjournment or postponement thereof, in each case at which a quorum is present in accordance with the by-laws of the Company, in favor of the adoption of this Agreement (the “Required Company Vote”) is the only vote or consent of the holders of any class or series of the Company’s share capital necessary to approve and adopt this Agreement and the transactions contemplated hereby and thereby, including the Merger.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1. Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing or similar concept under the Laws of the jurisdiction of its organization, and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its businesses as now conducted except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Parent Material Adverse Effect. Copies of the Parent Organizational Documents and the organizational documents of Merger Sub, with all amendments thereto to the date hereof, have been made available to the Company or its representatives, and such copies are accurate and complete as of the date hereof.

Section 4.2. No Conflict or Violation. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not (i) violate or conflict with any provision of any Parent Organizational Document or any of the organizational documents of Merger Sub, (ii) subject to the receipt of any consents set forth in Section 4.3, violate any provision of Law, or any order, judgment or decree of any Governmental Entity, (iii) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of Parent, Merger Sub or any of Parent’s other Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Parent licenses and permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which Parent, Merger Sub or any of Parent’s Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject except in each case with respect to clauses (ii), (iii) and (iv), for any such violations, breaches or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the performance by Parent or Merger Sub of their obligations hereunder, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent, the Company or any Subsidiary is qualified to do business; (ii) the filing of a Notification and Report Form under the HSR Act and other filings under applicable antitrust, competition or similar Laws of other jurisdictions; and (iii) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.4. Authorization and Validity of Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Parent and Merger Sub and all other necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, shall constitute a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.5. Capitalization of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent or a Wholly Owned Subsidiary of Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.6. Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries or Affiliates expressly for inclusion in the Proxy Statement will, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement provided by Parent or its Subsidiaries or Affiliates expressly for inclusion in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or subject matter that has become false or misleading.

Section 4.7. No Brokers. The Company will not be liable for any brokerage, finder’s or other fee or commission to any consultant, broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.8. Financing. At the Effective Time, Parent will have available, and will make available to Merger Sub, all of the funds necessary to consummate the Merger, including the payment of the Merger Consideration in exchange for each share of outstanding Company Common Stock and the consideration in respect of Company Options and Company Restricted Share Awards.

Section 4.9. Board Approval. The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interests of, Parent, and (ii) approved this Agreement and the transactions contemplated hereby and thereby, including the Merger. Parent hereby agrees to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of Parent described in this Section 4.9.

Section 4.10. No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by applicable Law, the Parent Organizational Documents or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

Section 4.11. Litigation. There are no claims, actions, suits, proceedings, or, to the Knowledge of Parent, investigations pending or, to the Knowledge of Parent, threatened, against Parent or Merger Sub before any Governmental Entity, except as would not reasonably be expected to have a Parent Material Adverse Effect. There is no material judgment, decree, injunction, rule or order of any Governmental Entity outstanding, or to the Knowledge of Parent, threatened, against either Parent or Merger Sub, except as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.12. Ownership of Company Common Stock. Neither Parent nor Merger Sub is, or at any time during the last three years has been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL. Neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock.

Section 4.13. Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying, and neither Parent nor Merger Sub has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Merger and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiary and their businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against any of the Company and its Subsidiary, or any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Company and its Subsidiary, nor any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

Section 4.14. Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the Merger and the payment of the aggregate Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement, (c) the accuracy of the representations and warranties of the Company set forth in Article III, (d) payments of all amounts required to be paid in connection with the consummation of the Merger, and (e) payment of all related fees and expenses, each of Parent and the Company and its Subsidiary will be Solvent as of the Effective Time and immediately after the consummation of the Merger. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an “unreasonably small amount of capital” for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.15. Certain Arrangements. As of the date of this Agreement, there are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or its Subsidiary or the Merger or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company hereby covenants as follows:

Section 5.1. Conduct of Business Before the Closing Date.

(a) The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise contemplated by the terms of this Agreement or required by Law), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed, or conditioned): (i) the businesses of the Company and its Subsidiary shall be conducted in the ordinary course of business consistent with past practice;

and (ii) the Company shall use its commercially reasonable efforts consistent with the foregoing to maintain all material Company Property in good operating condition and repair (ordinary course of business ordinary wear and tear excepted), to preserve substantially intact the business organization of the Company and its Subsidiary, to keep available the services of the present officers and key employees of the Company and its Subsidiary and to preserve, in all material respects, the present relationships of the Company and its Subsidiary with their material customers and suppliers and others having business relations with the Company. Without limiting the generality of the foregoing, neither the Company nor its Subsidiary shall (except as specifically contemplated by the terms of this Agreement, required by Law, or as set forth on Schedule 5.1(a)), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) make any change in any of its organizational documents;

(ii) issue any additional shares of capital stock (other than upon the exercise of Company Options outstanding on the date hereof or as set forth on Schedule 5.1(a)(ii)), or other equity securities or grant any option, warrant or right to acquire any capital stock, or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii) make any sale, assignment, transfer, abandonment, lease, sublease or other conveyance of any material asset or the Company Property (other than (A) sales, transfers, and dispositions of obsolete or worthless equipment; (B) non-material amendments or extensions to any Company Lease; (C) sales, transfers, and dispositions of inventory, gasoline, distillates and other refined products in the ordinary course of business; (D) sales, leases, transfers or other dispositions in the ordinary course of business that do not exceed $10 million in the aggregate; (E) sales, leases, transfers or other dispositions of non-operating properties; and (F) sales of store locations to dealers and leases of locations to independent operators on a consignment basis, in each case in the ordinary course of business and in connection with which the Company retains a fuel supply agreement);

(iv) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, or other ownership interests of the Company or declare, set aside or pay any dividend or other distribution in respect of such shares or interests other than for the purchase, redemption or other acquisition of shares of Company Common Stock from current or former employees or directors of the Company pursuant to the terms of any employment agreement or Company Benefit Plan;

(v) except as required by existing agreements, Company Benefit Plans, or as otherwise required by applicable Law, (A) except in the ordinary course of business consistent with past practice (and, with respect to awards made pursuant to the Company Stock Plans or the Company’s Long-Term Incentive Plan, consistent with Schedule 5.1(a)(ii) if applicable), increase the compensation or other benefits payable or provided to the Company’s directors or executive officers or employees, (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company or its Subsidiary (except (1) for an agreement with an employee (other than an executive officer) who has been hired on at “at will” basis to replace an employee with such an agreement without any material increase in compensation or benefits from the prior employee’s agreement, (2) for severance agreements entered into with employees (other than executive officers) in the ordinary course of business consistent with past practice, or (3) for employment agreements (other than with executive officers) terminable on no more than thirty (30) days’ notice without penalty or severance obligation), or (C) establish, adopt, enter into or amend any Company Benefit Plan or other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as otherwise permitted pursuant to this Agreement (including pursuant to clause (A) of this Section 5.1(a)(v));

(vi) authorize or enter into any agreement, contract, or commitment (or series of such similar transactions) for any capital expenditures in excess of $10 million in the aggregate, except for (A) expenditures of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount provided in, the Company’s 2014 or 2015 budget (whether or not such capital expenditure is made during the 2014 or 2015 fiscal year), (B) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise and (C) expenditures associated with the opening of new stores in the ordinary course of business consistent with past practice;

(vii) make any acquisition of, or investment in, assets or capital stock of any other Person other than leases entered into in the ordinary course of business consistent with past practice;

(viii) except as required by Law, make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any material accounts receivable except in the ordinary course of business and consistent with past practice;

(ix) except as required by Law, (A) make or change any material Tax election, (B) change an annual accounting period, (C) file any amended material Tax Return, (D) enter into any closing agreement with respect to a material amount of Tax, (E) settle any material Tax claim or assessment relating to the Company or its Subsidiary, or (F) surrender any right to claim a refund of material Taxes;

(x) settle, release or forgive any claim requiring payments to be made by the Company or its Subsidiary in excess of $1 million individually, or $5 million in the aggregate, other than intercompany claims, or waive any right with respect to any material claim held by the Company or its Subsidiary other than in the ordinary course of business, or settle or resolve any claim against the Company or its Subsidiary on terms that require the Company or its Subsidiary to materially alter its existing business practices;

(xi) incur or guarantee any indebtedness for borrowed money (other than from the Company or its Subsidiary except (A) for any indebtedness incurred under any credit agreement existing on the date hereof in the ordinary course of business and in a manner consistent with past practice; (B) for any indebtedness between the Company and its Subsidiary); (C) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness; (D) for any guarantees by the Company of indebtedness of its Subsidiary or guarantees by the Company’s Subsidiary of indebtedness of the Company, which indebtedness is incurred in compliance with this Section 5.1(a)(xi); and (E) with respect to any indebtedness not in accordance with clauses (A) through (D), for any indebtedness not to exceed $10 million in aggregate principal amount outstanding at the time incurred by the Company or its Subsidiary, provided, however, that in the case of each of clauses (A) through (E) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiary, or, following the Closing Date, the Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof; or

(xii) commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiary prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiary shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiary’s operations.

Section 5.2. Notice of Certain Matters. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company shall promptly give notice to Parent upon having Knowledge of (a) any breach by the Company of any of its representations, warranties or covenants contained herein that would be likely to cause the conditions set forth in Sections 8.2(a) and 8.2(b) not to be satisfied, (b) receipt of written notice from any third party alleging that the consent of such third party is required in connection with the transactions contemplated by this Agreement if the failure to obtain such consent would reasonably be expected to prevent or materially delay the transactions contemplated by this

Agreement, or (c) the existence of any event or circumstance that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect or would otherwise be reasonably likely to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied.

ARTICLE VI.

COVENANTS OF PARENT AND MERGER SUB

Section 6.1. Conduct of the Business Before the Closing Date. Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or its Subsidiary prior to the Closing Date or at any other time.

Section 6.2. Indemnification Continuation.

(a) For purposes of this Section 6.2, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, (x) an officer or director of the Company or its Subsidiary or (y) serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation.

(b) From and after the Effective Time, Parent shall, or Parent shall cause the Surviving Corporation to the fullest extent permitted by applicable Law, to provide indemnification to each Indemnified Person to the same extent and under the same conditions and procedures as such Indemnified Person is entitled on the date hereof under the Company Organizational Documents (or the corresponding organizational documents of the Company’s Subsidiary) and as provided in employment or indemnification agreements with such Indemnified Person as in effect on the date hereof in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of the Company or its Subsidiary, or is or was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, to the extent pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated hereby. The Surviving Corporation shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of the Company Organizational Documents or the corresponding organizational documents of the Company’s Subsidiary as in effect immediately prior to the Effective Time or in any indemnification contracts of the Company or its Subsidiary with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, in each case in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or its Subsidiary.

(c) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Surviving Corporation may substitute therefor policies with reputable carriers of at least the same coverage containing terms, conditions and exclusions that are not less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.2(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 300% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 300% of current annual premiums. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, a six-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person. If such “tail” policy has been established by the Company, Parent shall not terminate such policy and shall cause all of the Company’s obligations thereunder to be honored by Parent and the Surviving Corporation.

(d) The provisions of this Section 6.2 shall survive the consummation of the Merger for a period of six years and are expressly intended to benefit each of the Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(e) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable requirements under Law, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company and its Subsidiary against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company and its Subsidiary at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated herein; provided, however, that the Indemnifying Parties will not be liable for any settlement effected without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable requirements under Law, advance reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.2(e) with reasonable promptness after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.2(e).

(f) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.2.

(g) The provisions of this Section 6.2 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by the applicable requirement under Law, this Section 6.2 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their heirs without the prior written consent of the affected Indemnified Person.

Section 6.3. Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Parent shall promptly give notice to the Company upon (a) having Knowledge of any breach by Parent of any of its representations, warranties or covenants contained herein that would be likely to cause the conditions set forth in Sections 8.3(a) and 8.3(b) not to be satisfied; (b) written receipt of notice from any third party alleging that the consent of such third party is required in connection with the transactions contemplated by this Agreement if the failure to obtain such consent would reasonably be expected to have a Parent Material Adverse Effect or (c) the existence of any event or circumstance that, individually or in the aggregate, has had or is reasonably likely to result in a Parent Material Adverse Effect or would be reasonably likely to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied.

ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1. Preparation of Proxy Statement; Company Stockholders Meeting.

(a) As promptly as practicable but in any event no later than the fifteenth (15th) Business Day following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement, and Parent shall furnish all information concerning itself and Merger Sub and their respective officers, directors, Affiliates and agents that is required to be included in the Proxy Statement under the Exchange Act. The Proxy Statement shall include the Company Board Recommendation, except to the extent a Change in Recommendation has occurred in accordance with Section 7.4. The Company shall use reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable and thereafter mailed to the Company’s stockholders as promptly as practicable.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement, and the Company, on the one hand, and Parent, on the other hand, shall, and each shall cause its Affiliates to, provide the other(s) with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the transactions contemplated hereby. The Company shall (i) cause the Proxy Statement to comply as to form with the requirements of the Exchange Act applicable thereto, (ii) use its reasonable best efforts to resolve, with the assistance of, and after consultation with, Parent, as provided by this Section 7.1(b), as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Proxy Statement. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Prior to the filing or mailing of the Proxy Statement (or any amendment or supplement thereto) or responding to any SEC comments on the Proxy Statement, each of the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, shall (i) provide each other with a reasonable opportunity to review and comment on the Proxy Statement and all amendments or supplements to the foregoing documents and (ii) consider in good faith such comments reasonably proposed by the Company and its Affiliates, on the one hand, or Parent and its Affiliates, on the other hand, as applicable.

(c) The Company shall, on or as soon as reasonably practicable following the date the SEC confirms that it has no further comments on the Proxy Statement, take all action necessary to establish a record date for, call, give notice of, and hold, the Company Stockholders Meeting for the purpose of obtaining the Required Company Vote and conducting any advisory vote required under Section 14A(b) of the Exchange Act. In connection with such meeting, the Company will, subject to Section 7.4(b) and Section 7.4(c), use its reasonable best efforts to obtain the Required Company Vote, including soliciting from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested Parent or Merger Sub. The information supplied or to be supplied by the Company specifically for inclusion in the Proxy Statement, shall not, on the date(s) the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company may not adjourn or postpone the Company Stockholders Meeting without consulting with Parent except (A) to the extent necessary under applicable Law to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (B) in order to obtain a quorum of stockholders, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(d) Parent agrees to cause all shares of Company Common Stock owned by Parent or any Subsidiary of Parent to be voted in favor of the adoption of the Agreement at the Company Stockholders Meeting.

Section 7.2. Access to Information. During the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, subject to applicable Laws, upon reasonable advance notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, contracts and records and the Company shall furnish promptly to Parent such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities at its expense and in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a contract or obligation of confidentiality owing to a third party, waive the protection of an attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, contract or obligation or risk waiver of such privilege. Each party hereto will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of that certain agreement, dated September 11, 2014 (the “Confidentiality Agreement”), between the Company and Alimentation Couche-Tard Inc.

Section 7.3. Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) using its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties, (iii) subject to Section 7.5, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company, its Subsidiary, Parent or Merger Sub be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) promptly, but in no event later than fifteen (15) Business Days after the date hereof, file any and all required notification and report forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and use their commercially reasonable efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use their commercially reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) promptly making all such filings and timely using their commercially reasonable efforts to obtain all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Law (other than with respect to any stockholder litigation or claim related to this Agreement, the Merger or the other transactions contemplated by this Agreement) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiary and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ businesses, product lines or assets (the actions described in the foregoing clauses (x) and (y) being “Divestiture Actions”), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the Closing; provided that neither the Company nor its Subsidiary shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs. Except as otherwise permitted under this Agreement, the Company, Parent and Merger Sub shall not (and shall cause their Subsidiaries and Affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing.

(c) The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 7.3, and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of all material notices or other material communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiary, or proposals from third parties with respect thereto, (y) as necessary or appropriate to address reasonable privilege concerns or reasonable confidentiality concerns relating to proprietary or commercially sensitive information regarding Parent and its operations. Each of the Company, Parent and Merger Sub agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with any material matter relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 7.3, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing provisions of this Section 7.3 or anything else herein to the contrary, Parent shall have the sole right (subject to compliance with its obligations under this Section 7.3) to determine, direct and have full control over the strategy and process by which the parties will seek required approvals under the HSR Act and any other antitrust Laws and to control the defense or prosecution of any claims, actions or proceedings relating thereto, including all matters relating to any Divestiture Actions.

(f) Nothing in this Section 7.3 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 7.3.

Section 7.4. No Solicitation; Acquisition Proposals.

(a) Except as otherwise expressly provided in this Section 7.4, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, neither the Company nor its Subsidiary shall, nor shall the Company or its Subsidiary authorize or permit any of their Representatives to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage the submission of any inquiry, discussion, offer, proposal or request from any Person (other than Parent) that could constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) grant any waiver under any confidentiality, “standstill” or similar obligation of any third party with respect to the Company or its Subsidiary, (iii) engage in or enter into, continue or otherwise participate in any discussions or negotiations in connection with an Acquisition Proposal or any inquiry, discussion, offer, proposal or request that could reasonably be expected to lead to an Acquisition Proposal, (iv) furnish non-public information relating to the Company and its Subsidiary or afford access to the Company’s and its Subsidiary’s officers, employees, agents, properties, books, contracts and records to any third party (and its Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer, proposal or request that could reasonably be expected to lead to an Acquisition Proposal, (v) otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal or (vi) approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL. The Company shall immediately cease, and cause its Representatives to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to any Acquisition Proposal with or for the benefit of the Company to promptly return or destroy all confidential information, documents and materials relating to an Acquisition Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person and immediately terminate any “data room” or similar access of such Persons and their Representatives. For purposes of this Section 7.4, the term “Person” means any Person other than, with respect to the Company, Parent or any Subsidiaries of Parent and, with respect to Parent, the Company.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through Affiliates or Representatives, may (i) take and disclose to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to any Acquisition Proposal, and make any disclosure to the Company’s stockholders in each case only if and to the extent the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law or is otherwise required under applicable Law and (ii) prior to the Company Stockholders Meeting, (A) engage in negotiations or discussions with any Person (and its Representatives) in response to a bona fide written Acquisition Proposal submitted by such Person after the date hereof and not as a result of any violation of this Section 7.4, (B) furnish to such Person information relating to the Company or its Subsidiary and provide access to the Company’s and its Subsidiary’s officers, employees, agents, properties, books, contracts and records in each case pursuant to an Acceptable Confidentiality Agreement and/or (C) modify, waive, amend or release any existing standstill obligations owed by any such Person to the Company or any of its Subsidiaries; provided, further, that the Board of Directors of the Company shall be permitted to take an action described in the foregoing clause (ii) if, and only if, prior to taking such particular action, (x) the Board of Directors of the Company has determined in good faith (A) after consultation with outside legal counsel and financial advisors that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal and (B) after consultation with outside counsel that failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law, (y) the Company has complied with Section 7.4(d), and (z) prior to furnishing such information or affording such access, the Company has entered into an Acceptable Confidentiality Agreement with such Person and, to the extent nonpublic information that has not been made available to Parent is made available to such Person, furnish such nonpublic information to Parent substantially concurrently with the time it is furnished to such other Person.

(c) Except as set forth in this Section 7.4(c), neither the Company’s Board of Directors nor any committee thereof shall (i) withdraw, qualify, modify or amend (or publicly propose to withdraw, qualify, modify or amend) the Company Board Recommendation in any manner adverse to Parent, (ii) approve, endorse or recommend an Acquisition Proposal, or (iii) approve, recommend or allow the Company to enter into a letter of intent or contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into following compliance with this Section 7.4) (each, a “Change in Recommendation”). Notwithstanding anything in Section 7.1 or this Section 7.4 to the contrary, at any time prior to the receipt of the Required Company Vote, (x) the Board of Directors of the Company may (i) make a Change in Recommendation of the type referred to in Section 7.4(c)(i) in response to a Company Intervening Event, or (ii) make a Change in Recommendation of any type following receipt of a written Acquisition Proposal that the Board of Directors of the Company determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, in each case if, and only if, the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and the Company complies with Section 7.4(d) or (y) following receipt of a written Acquisition Proposal that the Board of Directors of the Company determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, the Board of the Directors of the Company may terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Acquisition Agreement”) with respect to such Superior Proposal, if, and only if, the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and the Company complies with Section 7.4(d) and, concurrently with entering into an Alternative Acquisition Agreement with respect to such Superior Proposal, (1) the Company terminates this Agreement in accordance with the provisions of Section 9.1(g) and (2) the Company pays the Company Termination Fee.

(d) Prior to the Company taking any action permitted (i) under Section 7.4(c)(x)(i), (A) the Company shall have provided Parent with four Business Days’ prior written notice advising Parent it intends to effect a Change in Recommendation and specifying, in reasonable detail, the reasons therefor, (B) during such four Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent to amend the terms of this Agreement in a manner that obviates the need to effect a Change in Recommendation, and (C) Parent shall not have made during such four Business Day period a written, definitive proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, which obviates the need for such Change in Recommendation, or (ii) under Section 7.4(c)(x)(ii) or Section 7.4(c)(y), (A) the Company shall provide Parent with four Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Acquisition Proposal, or any other material amendment to any applicable Acquisition Proposal, shall require a new notice and an additional two Business Day period) advising Parent that the Board of Directors of the Company intends to take such action, and if applicable, specifying the material terms and conditions of the Superior Proposal and that the Company shall, during such four Business Day period (or subsequent two Business Day period), (B) the Company shall have negotiated in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (C) Parent shall not have made during such four Business Day period a written, definitive proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, causes such Superior Proposal to no longer be a Superior Proposal. Such good faith negotiations shall in each case include permitting Parent to meet or negotiate with the Company’s legal and financial advisors.

(e) The Company shall notify Parent as promptly as practicable (but in any event within 24 hours) after receipt or occurrence of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or its Subsidiary or for access to the business, properties, assets, books or records of the Company or its Subsidiary or any third party. Such notice shall identify the proponent and the material terms and conditions of any such Acquisition Proposal, inquiry or request. The Company shall keep Parent informed in all material respects on a reasonably prompt basis, of material developments, discussions and negotiations with respect thereto.

Section 7.5. Stockholder Litigation. Each of the Company and Parent shall keep the other party hereto informed of, and cooperate with such party in connection with, any stockholder litigation or claim against such party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall give Parent the opportunity to participate in the defense or settlement of any such litigation or claim, subject to a customary joint defense agreement, and the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation or claim arising or resulting from the transactions contemplated by this Agreement or consent to the same without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed).

Section 7.6. Public Announcements. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other transactions contemplated by this Agreement; provided, that, except as set forth in the following sentence, any such further press release or public statement by the Company or Parent or their respective Representatives shall require the other party’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed). Notwithstanding the foregoing: (a) each of the foregoing parties may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Reports, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (b) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by requirements under Law; provided, that such party shall, to the extent permitted by Law, nonetheless consult with the other in advance of such release, announcement or statement, and (c) subject in each case to compliance with Section 7.4, the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made pursuant to Section 7.4 or with respect to any Change in Recommendation, Acquisition Proposal or Superior Proposal.

Section 7.7. Section 16 Matters. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8. Employee Matters.

(a) From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to, honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time. Without limiting the foregoing, during the period beginning on the Effective Time and ending on the first (1st) anniversary of the Effective Time, Parent shall provide, or shall cause the Surviving Corporation or its Subsidiaries to provide, employees who continue to be employed by the Surviving Corporation or its Subsidiaries (collectively, the “Continuing Employees”) with (i) a base salary or hourly wage rate that, in each case, are no less favorable than those as were provided to such Continuing Employees immediately prior to the Effective Time, (ii) incentive compensation opportunities that are no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries and (iii) other employee benefits (other than stock or equity based benefits) that, in the aggregate, are no less favorable than were provided to such Continuing Employees immediately prior to the Effective Time. Any other provision of this Agreement to the contrary notwithstanding, Parent shall provide, or shall cause the Surviving Corporation or one of its Subsidiaries to provide, to each Continuing Employee whose employment terminates during the eighteen (18) month period following the Effective Time, severance benefits no less favorable than the severance benefits provided for under the severance arrangements of Parent and its Subsidiaries (other than the Company and its Subsidiary), except as otherwise required pursuant to a plan, program, agreement or arrangement covering the applicable Continuing Employee that is set forth on Schedule 3.18(g)(ii) or entered into after the date hereof with Parent’s prior written consent pursuant to Section 5.1(a)(v)(B).

(b) From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to, (i) grant all Continuing Employees credit for any service with the Company or its Subsidiary earned prior to the Effective Time for eligibility, vesting, and benefit accrual purposes (except that no credit shall be granted for benefit accrual purposes under a severance plan, program, agreement or arrangement except as specifically provided in clause (ii)) in each case under any benefit or compensation plan, program, agreement or arrangement in which the Continuing Employees commence to participate on or after the Effective Time (collectively, the “New Plans”), to the extent permitted by the New Plans and except as would result in a duplication of benefits; and (ii) provide all Continuing Employees who are eligible under The Pantry, Inc. Severance Pay Plan (the “Severance Pay Plan”) as of the Effective Time severance benefits that are no less favorable than those provided to them under the Severance Pay Plan except that such Continuing Employees shall not be entitled to any less than four weeks’, or any more than 20 weeks’, Base Weekly Pay (as defined in the Severance Pay Plan), taking into account all service whether before or after the Effective Time. In addition, Parent shall use commercially reasonable efforts to (x) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans, and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the calendar year in which commencement of participation in such New Plan begins and prior to such commencement of participation by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under such New Plan in the year of initial participation.

(c) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans, as applicable, will occur at or prior to the Effective Time.

(d) Immediately prior to the Effective Time, the Company shall have the right to pay full year annual bonus awards in respect of the fiscal year in which the Effective Time occurs, with such payments to be based upon the greater of (i) actual performance (which shall be determined by linearly extrapolating, in good faith, the Company’s performance as of the Effective Time through the end of the Company’s fiscal year in which the Effective Time has occurred) and (ii) and target performance.

(e) Each award of performance-based cash granted pursuant to the Company’s 2007 Omnibus Plan, as amended and that is outstanding immediately prior to the Effective Time, whether vested or unvested (each, a “Cash-Based Award”), that is subject to performance-based vesting and for which the performance period is incomplete as of the Effective Time, shall as of the Effective Time, become fully vested (without regard to the satisfaction of any performance condition, vesting or other lapse condition) and be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount in cash equal to the greater of (i) the target amount of the Cash-Based Award and (ii) the actual amount that would have been paid pursuant to the Cash-Based Award based on actual performance achieved during the twelve (12) month period ending on the last day of the fiscal month most recently completed on or prior to the Effective Time.

(f) Nothing contained in this Section 7.8, express or implied, is intended to confer upon any employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Company Benefit Plan or other benefit or compensation plan, program, agreement or arrangement. Further, this Section 7.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.8, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.8.

Section 7.9. Credit Facilities. At least two Business Days prior to the Effective Time, the Company shall deliver to Parent a copy of an executed payoff letter in customary form with respect to the Company Credit Facilities, which payoff letter shall state that (i) such Company Credit Facilities and all related instruments and agreements, including any security or pledge agreements and guarantees shall be, as of no later than the Effective Time, terminated and of no further force and effect and (ii) all Liens in connection therewith shall be, as of the Effective Time, released and terminated and the Company shall confirm it will, as of the release and termination of such Liens, be entitled to the return of any collateral (including the equity securities of its Subsidiary) previously held by the administrative or collateral agent pursuant to such agreements.

Section 7.10. Stock Exchange De-Listing. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Select Market to enable the de-listing by the Surviving Corporation of the Shares from the NASDAQ Global Select Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter.

ARTICLE VIII.

CONDITIONS PRECEDENT

Section 8.1. Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

(b) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 8.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.3 shall have been the cause of, or shall have resulted in, such order or injunction or the failure of such order to be lifted.

(c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated pursuant to this Agreement under the HSR Act shall have been terminated or shall have expired; provided, however, that the provisions of this Section 8.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.3 shall have been the cause of, or shall have resulted in, such waiting period (or extension thereof) not to have been terminated or expired.

Section 8.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.25 (Vote Required) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time, (ii) the representations and warranties of the Company contained in Section 3.6 (Capitalization) and Section 3.9(a) (Absence of Certain Changes or Events) shall be true and correct in all respects (other than de minimis respects in the case of Section 3.6 (Capitalization)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date, and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of an executive officer of the Company to such effect.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 8.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The Company shall have received a certificate of an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

Section 8.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions contemplated hereby or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE IX.

TERMINATION

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, and except as provided below, whether before or after the Required Company Vote:

(a) By mutual written consent of Parent and the Company;

(b) By either the Company or Parent if the Effective Time shall not have occurred on or before December 18, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has resulted in the failure of the Effective Time to occur on or before the Termination Date, and such action or failure to perform constitutes a breach of this Agreement;

(c) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used its commercially reasonable efforts to remove such restraint or prohibition as required by this Agreement; and provided further that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

(d) By either the Company or Parent if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure at the Company Stockholders Meeting (including any adjournments or postponements thereof) to obtain the Required Company Vote;

(e) By Parent prior to obtaining the Required Company Vote, if (i) there shall have been a Change in Recommendation or the Board of Directors of the Company shall have approved or recommended a Superior Proposal (or the Board of Directors of the Company resolves to do any of the foregoing), whether or not permitted by Section 7.4, (ii) the Company shall have entered into, or publicly announced its intention to enter into, an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have willfully or intentionally breached in any material respect or willfully or intentionally failed to perform in any material respect any of the covenants and agreements set forth in Section 7.4, (iv) the Board of Directors of the Company fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company’s Board of Directors (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 9.1(e); provided that any right to terminate this Agreement pursuant to this Section 9.1(e) shall expire at 5:00 p.m. Eastern Time on the fifth (5th) Business Day after the date on which Parent has Knowledge of the applicable event causing its termination right to arise pursuant to this Section 9.1(e);

(f) By the Company, pursuant to Section 7.4(c)(y), subject to its compliance in all material respects with the applicable provisions of Section 7.4;

(g) By the Company if there shall have been a breach on the part of Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement (other than any breach of Section 4.8) such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement (other than an intentional breach of Parent’s obligations under Article I), if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(h) By Parent if there shall have been a breach on the part of the Company of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 9.2. Termination Fee.

(a) In the event that:

(i) Parent shall terminate this Agreement pursuant to Section 9.1(e);

(ii) the Company shall terminate this Agreement pursuant to Section 9.1(f); or

(iii) (A) this Agreement shall be terminated either (x) pursuant to Section 9.1(d) and prior to the Company Stockholders Meeting an Acquisition Proposal shall have been publicly disclosed and not withdrawn or (y) pursuant to Section 9.1(h) due to a willful or intentional material breach by the Company of any covenant set forth in Article 7 hereof and prior to such termination, an Acquisition Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Company’s Board of Directors, and not withdrawn and, in either such case, (B) within 12 months following the date of such termination of this Agreement, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal, or any Acquisition Proposal shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly disclosed); provided, that, for purposes of this Section 9.2(a)(iii), all references in the definition of Acquisition Proposal to “20%” shall be deemed to be references to “50%” instead and if a Person (other than Parent) makes an Acquisition Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholders Meeting, as applicable, and, within 12 months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes an Acquisition Proposal that is publicly disclosed, such initial Acquisition Proposal shall be deemed to have been “not withdrawn”;

then, in any such event, the Company shall pay the Company Termination Fee (as defined below) to Parent or its designee by wire transfer of same day funds (x) in the case of Section 9.2(a)(i), within two Business Days after such termination, (y) simultaneously with such termination if pursuant to Section 9.2(a)(ii), or (z) in the case of Section 9.2(a)(iii), immediately prior to and as a condition to entering into such agreement or consummating such transaction; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” shall mean (A) a cash amount equal to $39.5 million. In the event that Parent or its designee shall receive full payment pursuant to this Section 9.2(a), together with reimbursement of any applicable expenses and interest pursuant to Section 9.2(b), the receipt of the Company Termination Fee and reimbursement of any applicable expenses and interest pursuant to Section 9.2(b) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 9.2(a) shall limit the rights of Parent and Merger Sub under Section 10.4(c).

(b) The Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions, and that without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 9.2, and, in order to obtain the payment, Parent commences an action that results in a judgment against the Company for the payment set forth in this Section 9.2, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. If the Company fails to timely pay an amount due pursuant to this Section 9.2, the Company shall pay Parent interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

Section 9.3. Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates. Notwithstanding the foregoing: (i) no such termination shall relieve the Company of its obligation to pay the Company Termination Fee, if, as and when required pursuant to Section 9.2; (ii) subject to the limitations set forth in Section 9.2, no such termination shall relieve any party for liability for such party’s willful or intentional breach of this Agreement or for fraud; and (iii) (A) the Confidentiality Agreement, and (B) the provisions of Section 9.2, this Section 9.3, and Article X will survive the termination of this Agreement.

Section 9.4. Amendment. This Agreement may be amended by the parties hereto, with the approval of their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made that by Law requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X.

MISCELLANEOUS

Section 10.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

Section 10.2. Disclosure Schedules.

(a) The inclusion of any information in the Company Disclosure Schedule accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Company Disclosure Schedule, that such information is required to be listed in such Company Disclosure Schedule or that such information is material to any party or the conduct of the business of any party.

(b) Any item set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained in the Agreement will be deemed to be disclosed with respect to all other applicable representations, warranties and covenants contained in the Agreement to the extent any description of facts regarding the event, item or matter is disclosed in such a way as to make reasonably apparent from such description or specified in such disclosure that such item is applicable to such other representations, warranties or covenants whether or not such item is so numbered.

Section 10.3. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Merger Sub may assign its rights and obligations under this Agreement to another direct Wholly Owned Subsidiary of Parent without the consent of the Company. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 10.4. Governing Law; Jurisdiction; Specific Performance.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 10.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(b).

(c) Specific Performance.

(i) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party acknowledges and agrees that (x) each party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (y) the availability of any monetary remedy (1) is not intended to and does not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (z) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to consummate the Merger survive any termination of this Agreement.

(ii) Each party further agrees that (A) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity and (B) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.4(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.5. Expenses. All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses, except as provided in Section 9.2.

Section 10.6. Severability; Construction.

(a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

(c) All references to “$” or USD herein shall be references to U.S. Dollars.

Section 10.7. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iii) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Company:

The Pantry, Inc.

305 Gregson Drive

Cary, NC 27511

Attn:	Clyde Preslar
Thomas Carney

Copy to (such copy not to constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn:	Steven A. Seidman
Laura L. Delanoy

If to Parent or Merger Sub:

Couche-Tard U.S. Inc.

4080 W. Jonathan Moore Pike

Columbus, IN 47201

Attn:	Brian P. Hannasch

Copy to (such copy not to constitute notice):

Faegre Baker Daniels LLP

600 East 96th Street, Suite 600

Indianapolis, IN 46240

Attn:	J. Jeffrey Brown
Michael A. Stanchfield

Any party may change its address for the purpose of this Section 10.7 by giving the other party written notice of its new address in the manner set forth above.

Section 10.8. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 10.9. Parties in Interest. Except for (i) the rights of the Company stockholders to receive the Merger Consideration (following the Effective Time) in accordance with the terms of this Agreement (of which the stockholders are the intended beneficiaries following the Effective Time), and (ii) the rights to continued indemnification and insurance pursuant to Section 6.2 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time) nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third person any right of subrogation or action over or against the Company or Parent.

Section 10.10. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.11. Counterparts. This Agreement may be executed in the original or by telecopy or electronic transmission of a .pdf file containing an executed signature page, in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 10.12. Definitions. As used in this Agreement:

“2014 Form 10-K” shall have the meaning set forth in Article III.

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement between the Company and a Person making an Acquisition Proposal which was entered into prior to the date hereof, or if entered into on or after the date hereof, is entered into only in compliance with the provisions of Section 7.4 and on terms not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of Section 7.4 and shall not be required to include a standstill or similar covenants).

“Acquisition Proposal” shall mean (i) any offer or proposal (x) for a merger, reorganization, recapitalization, consolidation, tender offer, share exchange, business combination or other similar transaction involving the Company or its Subsidiary that would result in any Person beneficially owning 20% or more of the voting power of the Company, (y) to acquire, directly or indirectly, securities representing more than 20% of the voting power of the Company, or (z) for the sale, lease, exchange, mortgage, transfer or other disposition of more than 20% of the consolidated assets of the Company or to which 20% or more of the Company’s consolidated revenue or earnings are attributable, (ii) a reorganization, recapitalization, liquidation or dissolution of the Company, or (iii) any other transaction having a similar effect to the foregoing; in each case other than the Merger contemplated by this Agreement and whether in a single transaction or a series of related transactions.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 7.4(c).

“Board of Directors” shall mean the Board of Directors of any specified Person and any committees thereof.

“Book-Entry Shares” shall mean non-certificated shares of Company Common Stock represented by book-entry.

“Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in the City of New York are permitted or required to be closed.

“Cash-Based Award” shall have the meaning set forth in Section 7.8(e).

“Certificate” shall have the meaning set forth in Section 1.7(b).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Change in Recommendation” shall have the meaning set forth in Section 7.4(c).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in Section 2.7.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Benefit Plan” shall mean (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (iii) any other employment, severance, deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan, policy, program, agreement or arrangement, in each case, that is sponsored or maintained by the Company or its Subsidiary solely for the benefit of employees of the Company or its Subsidiary.

“Company Board Recommendation” shall have the meaning set forth in Section 3.5.

“Company Common Stock” shall mean each share of common stock, $0.01 par value, of the Company.

“Company Credit Facilities” shall mean the obligations of the Company and the Guarantors (as defined therein) under the Fourth Amended and Restated Credit Agreement, dated as of January 14, 2014, among the Company, the Guarantors and Wells Fargo Bank, National Association, as administrative agent for the lenders thereunder, and all related Credit Documents (as defined therein).

“Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company on the date hereof.

“Company Financial Statements” shall mean each of the financial statements (including, in each case, any notes thereto) of the Company contained in or incorporated by reference into the Company SEC Reports.

“Company Intellectual Property” shall mean all Intellectual Property owned, used or held for use by the Company or any Subsidiary.

“Company Intervening Event” shall mean a material event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company that (i) is unknown to or by, or if known, the magnitude or material consequences of which were not reasonably foreseeable by, the Board of Directors of the Company as of the date of this Agreement, (ii) becomes known to or by the Board of Directors of the Company prior to obtaining the Required Company Vote and (iii) does not relate to (A) any Acquisition Proposal, (B) any event, fact, circumstance, development or occurrence relating to Parent, Merger Sub or any of their Affiliates, (C) clearance of the Merger under the HSR Act or (D) the mere fact the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (but in all cases in this clause (D) excluding the underlying reasons therefor).

“Company Leases” shall have the meaning set forth in Section 3.12(b).

“Company Licenses and Permits” shall have the meaning set forth in Section 3.14.

“Company Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or is reasonably likely to become, materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiary, taken as a whole; provided, however, that Company Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts arising out of or attributable to (i) general economic, business, financial or market conditions, (ii) the industries in which the Company and its Subsidiary operate, (iii) changes in Law, (iv) changes in GAAP, (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including any disruption in or loss of supplier, distributor, partner, customer or similar relationships or any loss of employees or litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated hereby, (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vii) earthquakes, hurricanes, floods, or other natural disasters, to the extent covered by insurance, (viii) any change in the market price or trading volume of the Company’s stock (it being understood that the underlying cause of such change may be taken into consideration in determining whether a Company Material Adverse Effect has occurred), (ix) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company (it being understood that the underlying causes of such failure may be taken into consideration in determining whether a Company Material Adverse Effect has occurred), (x) any action taken by the Company at the written direction of Parent or any action specifically required to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor, or (xi) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub, or any of their respective Affiliates; except, in the case of the foregoing clauses (i) through (iv), to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its Subsidiary in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industries in which the Company and its Subsidiary operate, or (b) would or would reasonably be expected to prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement, including the satisfaction of the conditions precedent to the Merger and consummating the Merger and the other transactions contemplated by this Agreement.

“Company Option” shall have the meaning set forth in Section 1.8(a).

“Company Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, together with all amendments thereto.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned by the Company or any Subsidiary.

“Company Owned Real Property” shall have the meaning set forth in Section 3.12(a).

“Company Property” shall have the meaning set forth in Section 3.12(b).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 3.13(b).

“Company Restricted Share Award” shall have the meaning set forth in Section 1.8(b).

“Company RSU Award” shall have the meaning set forth in Section 1.8(c).

“Company SEC Reports” shall have the meaning set forth in Section 3.8(a).

“Company Stock Plans” shall have the meaning set forth in Section 1.8(a).

“Company Stockholders Meeting” shall have the meaning set forth in Section 3.8(d).

“Company Termination Fee” shall have the meaning set forth in Section 9.2(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2.

“Continuing Employees” shall have the meaning set forth in Section 7.8(a).

“DGCL” shall have the meaning set forth in the Recitals hereto.

“Dissenting Shares” shall have the meaning set forth in Section 1.7(d).

“Dissenting Stockholder” shall have the meaning set forth in Section 1.7(d).

“Divestiture Actions” shall have the meaning set forth in Section 7.3(b).

“DOJ” shall mean the Antitrust Division of the United States Department of Justice.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrances” shall mean any claim, lien, pledge, option, right of first refusal or offer, preemptive right, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties.

“Environmental Laws” shall have the meaning set forth in Section 3.21.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall have the meaning set forth in Section 3.8(a).

“Exchange Agent” shall have the meaning set forth in Section 2.1.

“Exchange Fund” shall have the meaning set forth in Section 2.1.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“Hazardous Materials” shall mean any substance or material presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law.

“HSR Act” shall have the meaning set forth in Section 3.4.

“Indemnified Person” shall have the meaning set forth in Section 6.2(a)(i).

“Indemnifying Parties” shall have the meaning set forth in Section 6.2(e).

“Intellectual Property” shall mean all of the following, whether registered or unregistered, including any and all applications to register: (i) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) Patents; inventions (whether or not patentable), know-how; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable writings, and applications or registrations in any jurisdiction for the foregoing; (v) domain names and registrations pertaining thereto and all intellectual property used in connection with or contained in web sites; (vi) license, royalty or other agreements relating to any of the foregoing; and (vii) claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, (i) with respect to the Company, the actual knowledge of the executive officers of the Company, or (ii) with respect to Parent, the actual knowledge of the executive officers of Parent.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, settlement, order, injunction, decree, arbitration award or agency requirement of any Governmental Entity.

“Lien” shall mean any mortgage, pledge, security interest, Encumbrance or title defect, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

“Material Contract” shall have the meaning set forth in Section 3.17(a).

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.7(a).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“New Plans” shall have the meaning set forth in Section 7.8(b).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, would or would reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy its obligations under this Agreement, including the satisfaction of the conditions precedent to the Merger and consummating the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the certificate of incorporation and by-laws of Parent, together with all amendments thereto.

“Patents” shall mean all patent and patent applications in any jurisdiction, and all re-issues, continuations, divisionals, continuations-in-part or extensions of any of the foregoing.

“Permitted Liens” shall mean (a) liens for utilities or Taxes not yet due and payable or being contested in good faith, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessors’, landlords’ and other similar liens arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith and for which appropriate reserves have been included on the balance sheet of the applicable Person, (c) liens for Taxes, assessments, or governmental charges or levies on a Person’s properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, licenses, restrictive covenants and similar Encumbrances or impediments against any assets or properties of an entity, and minor irregularities and defects of title, in each case that do not materially adversely affect their value or materially interfere with their continued use in the business of the applicable Person as currently conducted, (e) matters that would be disclosed by an inspection, current title policies, title commitments and/or surveys of each property, as applicable, (f) Liens granted in respect of any debt or securing any obligations with respect thereto and other Liens, in each case as set forth on Schedule 10.12(f), (g) Liens arising out of pledges or deposits under worker’s compensation Law, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (h) Liens and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (i) Liens and deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (j) Liens arising from protective filings, (k) Liens in favor of a banking institution arising as a matter of applicable Law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and that are within the general parameters customary in the banking industry, (l) Liens in favor of the Company or Parent, as the case may be, or any of its Subsidiaries, (m) Liens constituting any interest of title of a lessor, a licensor or either’s creditors in the property subject to any lease (other than a capital lease), and leases, subleases, licenses or sublicenses granted to any other Person that do not materially interfere with the ordinary course of business of the Person, (n) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (o) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property relating to such letters of credit and products and proceeds thereof, in each case as set forth on Schedule 10.12(o), (p) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangement for the sale of goods entered into in the ordinary course of business, (q) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Company Property that are not violated by the current use and operation of the Company Property, (r) title to any portion of the premises lying within the right of way or boundary of any public road or private road that, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Company Property and (s) encroachments of improvements on the Company Property onto adjoining real property and encroachments of improvements on adjoining real property on the Company Property that, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Company Property.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as defined in the Exchange Act).

“Proceeding” shall have the meaning set forth in Section 6.2(a)(ii).

“Proxy Statement” shall have the meaning set forth in Section 3.8(d).

“Representatives” shall mean, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives and intermediaries of such Person and its Subsidiaries.

“Required Company Vote” shall have the meaning set forth in Section 3.25.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Severance Pay Plan” shall have the meaning set forth in Section 7.8(b).

“Solvent” shall have the meaning set forth in Section 4.14.

“Subsidiary” when used with respect to any Person shall mean (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which at least 50% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Superior Proposal” shall mean any bona fide Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) received after the date hereof without any material violation of Section 7.4 that the Board of Directors of the Company determines in its good faith judgment (after consultation with the Company’s outside legal counsel and financial advisors of nationally recognized reputation and taking into account all financial, legal, regulatory and other aspects of the Acquisition Proposal the Board of Directors of the Company considers to be appropriate) (i) would be, if consummated, more favorable to the Company’s stockholders from a financial point of view than this Agreement and the Merger and (ii) is reasonably likely to be consummated if accepted; provided, that, for purposes of the definition of “Superior Proposal,” each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%.” Reference to “this Agreement” and “the Merger” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are agreed to in writing by Parent pursuant to Section 7.4(d).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

“Taxes” shall mean all U.S. federal, state, or local or non-U.S. taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated, and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto; and “Tax” shall mean any one of them.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“the other party” shall mean, with respect to the Company, Parent and shall mean, with respect to Parent, the Company.

“UST Funds” shall have the meaning set forth in Section 3.22.

“UST Systems” shall have the meaning set forth in Section 3.22.

“Wholly Owned Subsidiary” of any specified Person shall mean a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COUCHE-TARD U.S. INC.

By:	/s/ Darrell Davis
Darrell Davis
Senior Vice President

CT-US ACQUISITION CORP.

By:	/s/ Raymond Paré
Raymond Paré
Vice President

THE PANTRY, INC.

By:	/s/ Dennis G. Hatchell
Dennis G. Hatchell
President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

Annex B

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

December 17, 2014

The Board of Directors

The Pantry, Inc.

305 Gregson Drive

Cary, North Carolina 27511

Members of the Board of Directors:

We understand that The Pantry, Inc. (“Pantry”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among Couche-Tard U.S. Inc. (“Couche-Tard U.S.”), an affiliate of Alimentation Couche-Tard Inc. (“Couche-Tard”), CT-US Acquisition Corp., a wholly owned subsidiary of Couche-Tard U.S. (“Merger Sub”), and Pantry pursuant to which, among other things, Merger Sub will be merged with and into Pantry (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Pantry (“Pantry Common Stock”) will be converted into the right to receive $36.75 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Pantry Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Pantry;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Pantry furnished to or discussed with us by the management of Pantry, including certain financial forecasts relating to Pantry prepared by the management of Pantry (such forecasts, “Pantry Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Pantry with members of senior management of Pantry;

(iv)	reviewed the trading history for Pantry Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Pantry with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)	considered the results of our efforts on behalf of Pantry to solicit, at the direction of Pantry, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Pantry;

The Board of Directors

The Pantry, Inc.

(viii)	reviewed a draft, dated December 17, 2014, of the Agreement (the “Draft Agreement”); and

(ix)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Pantry that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Pantry Forecasts, we have been advised by Pantry, and we have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Pantry as to the future financial performance of Pantry. At the direction of Pantry, we have relied upon the assessments of the management of Pantry as to certain market, cyclical and other trends and prospects for, and governmental or other regulatory matters relating to or affecting, Pantry’s business, including volatility in oil and fuel markets and costs, and we have assumed, with the consent of Pantry, that any developments with respect to any such matters will not be meaningful in any respect to our analyses or opinion.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pantry or any other entity, nor have we made any physical inspection of the properties or assets of Pantry or any other entity. We have not evaluated the solvency or fair value of Pantry or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Pantry, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Pantry or the Merger. We also have assumed, at the direction of Pantry, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any arrangements, agreements or understandings entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Pantry Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the Merger or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Pantry or in which Pantry might engage or as to the underlying business decision of Pantry to proceed with or effect the Merger. We also are not expressing any view or opinion with respect to, and we have relied, at the direction of Pantry, upon the assessments of representatives of Pantry regarding, legal, regulatory, accounting, tax and similar matters relating to Pantry and related entities or the Merger as to which we understand that Pantry obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

The Board of Directors

The Pantry, Inc.

We have acted as financial advisor to Pantry in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. In addition, Pantry has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Pantry, Couche-Tard and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Pantry and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger and joint bookrunner for, and as a lender under, Pantry’s senior secured revolving credit facility and senior secured term loan and related amendment and (ii) having provided or providing certain treasury management services to Pantry.

We and our affiliates also in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Couche-Tard and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain credit facilities of Couche-Tard and (ii) having provided or providing certain treasury management services to Couche-Tard and certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of Pantry (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have experienced volatility and we express no opinion or view as to any potential effects of such volatility on Pantry or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

The Board of Directors

The Pantry, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Pantry Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/S/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH

                                    INCORPORATED

Annex C

TITLE 8. CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

8 Del. C. § 262

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

THE PANTRY, INC. 305 GREGsoN DRIvE CARY, NC 27511 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 9, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 9, 2015. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M81722-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE PANTRY, INC. The Board of Directors recommends a vote “FOR” each of the proposals listed below: For Against Abstain 1. Approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated as of December 18, 2014, by and among Couche-Tard U.S. Inc., a Delaware Corporation, CT-US Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Couche-Tard U.S. Inc. (“Merger Sub”), and The Pantry, Inc., a Delaware corporation (the “Company”) and the merger of Merger Sub with and into the Company (the “Merger”); 2. Approve, on an advisory (non-binding) basis, the compensation that may become payable to the Company’s named executive officers in connection with the Merger; and 3. Approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal 1 above. This proxy also delegates discretionary authority to the proxies to vote upon such other business as may properly come before the special meeting or any adjournments or postponements thereof. NOTE: Please sign your name exactly as it appears on this card. When signing for a corporation, partnership, limited liability company or other legal entity, or as agent, attorney, trustee, executor, administrator, or guardian, please indicate the capacity in which you are signing. In the case of joint tenants, each joint owner must sign. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on March 10, 2015: The Proxy Statement is available at www.proxyvote.com. M81723-TBD P R O X Y THE PANTRY, INC. Special Meeting of Stockholders March 10, 2015 10:00 AM Springhill Inn & Suites, 1128 Ledsome Lane, Cary, North Carolina 27518 This proxy is solicited by the Board of Directors The undersigned, revoking all prior proxies, hereby appoints Dennis G. Hatchell and Thomas D. Carney as proxies, each with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in The Pantry, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on Tuesday, March 10, 2015 at 10:00 a.m. local time, at Springhill Inn & Suites, 1128 Ledsome Lane, Cary, North Carolina 27518, and any adjournments thereof. Shares represented by this proxy will be voted as directed on the reverse side. Unless a contrary direction is indicated, the shares will be voted FOR each of the proposals detailed on the reverse side. THE BOARD FAVORS A VOTE “FOR” PROPOSALS 1, 2 AND 3, LISTED ON THE REVERSE SIDE OF THIS PROXY AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED. PLEASE MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. (continued and to be signed on the reverse side)